As filed with the Securities and Exchange Commission on March __, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT TO FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of The Securities Exchange Act of 1934

BOREAL WATER COLLECTION, INC.

(Exact name of registrant as specified in its charter)

Nevada	98-0453421
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Boreal Water Collection, Inc.
4496 State Road 42 North
Kiamesha Lake, NY	12751
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 845-794-0400

Copies of correspondence to:

Mrs. Francine Lavoie Boreal Water Collection, Inc. 4496 State Road 42 North Kiamesha Lake, NY 12751	Peter J. Wilke, Esq. 8117 W Manchester Ave, Suite 700 Playa del Rey, CA 90293

Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange on which
Title of each class to be so registered	each class is to be registered
Not Applicable	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☒

(Do not check if a smaller reporting company)

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EXPLANATORY NOTE

This Registration Statement on Form 10 (“Registration Statement”) is being filed by Boreal Water Collection, Inc. (the “Company,” “we,” “us,” or “our”) in order to register common stock of the Company (“Common Stock”) voluntarily pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements. Such statements contain words such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. Forward-looking statements in this report include, among other things, statements concerning: projections of future results of operations or financial condition; expectations regarding our operations; and expectations of the continued availability of capital resources. Any forward-looking statement necessarily is based upon a number of estimates and assumptions that, while considered reasonable by us, is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, and are subject to change. Actual results of operations may vary materially from any forward-looking statement made herein. Forward-looking statements should not be regarded as a representation by us or any other person that the forward-looking statements will be achieved. Undue reliance should not be placed on any forward-looking statements. Some of the contingencies and uncertainties to which any forward-looking statement contained herein is subject include, but are not limited to, the following:

•	The recession, and in particular the economic downturn in our market areas, has adversely affected our business. We expect our business will continue to be adversely affected by the economic downturn.

•	We have substantial debt outstanding. Our debt service requirements may adversely affect our operations and ability to compete.

•	We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors that are beyond our control.

•	We may experience a loss of market share due to intense competition.

•	For additional contingencies and uncertainties, see “Item 1A. Risk Factors.”

OUR FILING STATUS AS AN “EMERGING GROWTH COMPANY,”

AS DEFINED IN THE JOBS ACT, AND OUR AVAILABLE FINANCIAL REPORTING EXEMPTIONS

We are an EGC Company:

Boreal Water Collection, Inc. is filing this Registration Statement as an Emerging Growth Company (“EGC”). This filing status is supplied by the Jumpstart Our Business Startup Act, signed into law on April 5, 2012 (“JOBS Act”). Emerging Growth Companies include those companies with “total annual gross revenues” of less than $1 billion and an IPO effective date subsequent to December 8, 2011. On May 3, 2012, The Division of Corporate Finance of the Securities and Exchange Commission (“SEC”) issued further clarification by providing answers to eighteen new “frequently asked questions” concerning achieving EGC status and complying with EGC related rules.

Keeping in mind the general definition of total annual gross revenues of less than $1 billion to be categorized as an EGC, a company qualifying for EGC status will remain an EGC until the first of these events occurs:

(a) The last day of the fiscal year in which the company attains at least $1 billion in total annual gross revenues.

(b) The last day of the fiscal year following the fifth anniversary of the sale of common equity pursuant to an effective Registration Statement.

(c) The date upon which, during a consecutive three year period, the company has issued at least $1 billion in non-convertible debt.

(d) The date upon which the company is deemed to be a “large accelerated filer” as provided in Section 240.12-b-2 of Title 17 of the Code of Federal Regulations; defined in Rule 12b-2 under the Exchange Act (i.e., has been a reporting company for 12 months, has filed at least one annual report, and has a market value of equity securities held by non-affiliates of $700 million or more as of the most recently completed second fiscal quarter).

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We are exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002:

The Sarbanes-Oxley Act requires that the management of public companies assess the effectiveness of the internal control of issuers for financial reporting. Section 404(b) requires a publicly-held company’s auditor to attest to, and report on, management’s assessment of its internal controls.

During consideration of the bills that became the Dodd-Frank Wall Street Reform and Consumer Protection Act, there were several amendments offered that would have exempted a large number of public companies from section 404(b). Ultimately, there was an exemption enacted for non-accelerated filers (companies with less than $75 million in public float). These smaller issuers were never required by the SEC to comply with section 404(b) since enactment of Sarbanes-Oxley Act.

There were also 2 studies required by Dodd-Frank. The first required the SEC to conduct a study on the burden caused by section 404(b) compliance for companies with a market capitalization between $75 million and $250 million. The SEC study recommended maintaining existing investor protections of Section 404(b) for companies with market capitalization above $75 million and encouraged activities that have potential to further improve both the effectiveness and efficiency of Section 404(b) implementation.

Dodd-Frank also required the GAO (General Accounting Office) to conduct a study to evaluate whether exempt issuers have fewer or more restatements, and how their cost of capital compares with issuers subject to section 404(b). The study is due by July 2013.

JOBS Act amendments to the Securities Exchange Act of 1934:

The JOBS Act amends Section 7(a) of the Securities Act to provide that an EGC need not present more than two years of audited financial statements in its IPO Registration Statement and need not present selected financial data pursuant to Item 301 of Regulation S-K (or, apparently, financial statements in any other Registration Statement) for any period prior to the earliest audited period presented in connection with its IPO. Current rules require three years of audited income statements, and five years of selected financial data. An EGC’s MD&A (Management Discussion and Analysis section of a Registration Statement) need only cover the periods for which it files financial statements. Moreover, an EGC is not required to comply with any new or revised financial accounting standard until such date as a private company (i.e., a company that is not an “issuer” as defined by Section 2(a) of the Sarbanes-Oxley Act) is required to comply with such new or revised accounting standard. Corresponding changes have been made to the Exchange Act, which relates to periodic reporting requirements of issuers. [3]

In addition, EGCs may comply with Item 402 of Regulation S-K, which requires extensive quantitative and qualitative disclosure regarding executive compensation, by disclosing the more limited information required of a “smaller reporting company”.

The JOBS Act also exempts EGCs from the following additional compensation-related disclosure provisions that were imposed on U.S. public companies pursuant to the Dodd-Frank Act:

•	the advisory “say-on-pay” vote on executive compensation required under Section 14A(a) of the Exchange Act;

•	the Section 14A(b) requirements relating to shareholder advisory votes on golden parachute compensation;

•	the Section 14(i) requirements for disclosure relating to the relationship between executive compensation and financial performance of the issuer; and

•	the requirement of Dodd-Frank Act Section 953(b)(1), which will require disclosure as to the relationship between CEO and median employee pay.

The say-on-pay and golden parachute provisions took effect in 2011 for U.S. public companies. The SEC also adopted a temporary exemption for smaller reporting companies (public float of less than $75 million). These smaller companies are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after Jan. 21, 2013. The SEC has yet to propose rules implementing the latter two disclosure items, but is expected to do so this year.

OUR ELECTION UNDER SECTION 107(B) OF THE JOBS ACT:

Section 107(a) of the JOBS Act allows EGCs to elect to be treated as a non-EGC companies, thereby forgoing the special provisions of the JOBS Act and choosing to make disclosure and provide financial reporting required of non-EGC companies. We have elected, under Section 107(b), to be treated as an EGC for all purposes of the JOBS Act.

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ITEM 1. BUSINESS.

Overview

Boreal Water Collection, Inc. (“Boreal” or the “Company”) was incorporated in the State of Nevada on August 21, 2001. The Company is trading on the OTC (www.otcmarkets.com), level “OTCQB” under the symbol (BRWC). Please check us out at http://www.otcmarkets.com/stock/BRWC/quote.

The Company has operated under various names since incorporation, most recently Canadian Blue Gold, Inc. from October 2007 to March 2008, when the name was changed to Boreal Water Collection, Inc.

In April 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc., operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York. The Company is a personalized bottled water company specializing in premium custom bottled water, as a contract packer of bottled water focused on value-added products and services. The Company currently offers three types of water: spring water, distilled water, enhanced water, which is customized with minerals, oxygen, and fluoride, and a fourth type to be added, sparkling water. The Company was originally founded in 1884.

Currently, we have two Officers. Mrs. Francine Lavoie is Chairman, President, CEO and Secretary. Mr. Christopher Umecki is Vice President of Operations. Mrs. Lavoie is our sole Director.

The Company has its principal executive offices at 4496 State Road 42 North Kiamesha Lake, NY 12751. The telephone number for our executive offices is 845-794-0400. Boreal Water Collection’s internet address is www.borealwater.com and we expect to maintain the website after the Effective Date. Our common stock is quoted on www.otcmarkets.com (secondary market); BRWC.

Available Information

Following the effectiveness of this Registration Statement, we will be required to file annual, quarterly and other current reports and information with the Securities and Exchange Commission (“SEC”). We posted our first quarterly filing, the Form 10-Q for the period ending September 30, 2012, on EDGAR on December 20, 2012. You may read and copy any materials filed by the Company with the SEC at its Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings will also be available to the public from commercial document retrieval services and at the World Wide web site maintained by the SEC at http://www.sec.gov.

Narrative Description of Business of Boreal Water Collection

Founded in 1884 with headquarters in Kiamesha Lake, NY, Leisure Time Spring Water was acquired by Boreal Water Collection Inc. (the “Company,” “Boreal Water Collection,” “Boreal,” “BRWC,” “us,” “we”), which is a contract packer of bottled water focused on value-added products/services.

Boreal Water Collection is a personalized bottled water corporation, specialized in providing premium custom bottled water for your company and customers. Whether it is for publicity, promotion, marketing, internal use or a specific event, Boreal is a one-stop shop. We offer turnkey service, with prize-winning Boreal private label water (ITQI for Boreal Water by the International Taste Quality Institute in Belgium 2012), made-to-order labeling, distinctive water containers and fully integrated services literally from the ground up. Based on our observations of the specialty bottled water industry and experience gained over the years, in the opinion of management, our production technology and our creative personnel are among the brightest and best in the industry. Boreal wishes to develop the most extensive distribution network in North America and warehouses across Canada and the United States. Unlike other bottled water companies, Boreal also has exclusive access to two springs, one an award-winning source (ITQI for Saint-Elie water by the International Taste Quality Institute in Belgium 2007, 2008 and 2009), deep in Canada and the other in the prestigious Catskills Mountains in New York. Boreal has exclusive unlimited access (40 year contract dated on November 1, 1995) to Alpine spring water and has access to 225,000,000 liters per year of Saint-Elie spring water as per a permit from the Quebec Ministry of Agriculture.

Distinct value proposition: Unlike most contract packers, BRWC can process a full range of water and bottle types. Our “niche” is the premium private label specialty market (“Premium Bottled Water Industry”), wherein the customer’s name is placed on the bottle label and not the manufacturer’s (our) name. For example, we would pack water for a resort hotel or a premium, local bottling company. The bottle would have the name of the hotel on it and would have a higher price than a bottle of “national brand” bottled water purchased at a grocery store, for example; Dasani brand owned by Coca Cola.

Location: BRWC’s facility is 90 miles away from New York City in the famous Catskills Mountains and only 17 miles from Alpine Springs, the source of our natural spring water.

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•    We believe we have a Strong customer base and good customer relationships: With our affiliated company Les Sources Saint-Elie Inc. in Quebec, Canada, BRWC’s emphasis on customization and quality has earned us what we believe to be a good reputation over the years.

We pack for a number of high-profile brands. Our Customers include beverage and other companies and represent a variety of retail channels and include retailers and large water marketers.

Saint-Elie is an affiliated company of BRWC. Affiliated companies are generally defined as those entities having shared management, common owners and/or shared ownership interests in other entities. This affiliation is based on the commonality of management and ownership of both companies. Mrs. Lavoie is President, CEO and the sole member of the Board of Directors of both companies. Mrs. Lavoie owns 75% of Boreal and 100% of a Canadian holding company known as 3090-8925 Quebec Inc. that, in turn, owns 90% of Saint-Elie.

We have an ongoing licensing/exclusive distribution agreement with Saint-Elie. Our first agreement was dated December 17, 2007. It was amended on June 18, 2008 and then both agreements were replaced by the current “Revised Licensing Agreement” dated June 26, 2009 (“distribution agreement” - an exhibit to this Registration Statement). The distribution agreement has a term of 5 years, with automatic one year extensions thereafter. Generally, the distribution agreement is an exclusive distribution and branding agreement for Saint-Elie products in the United States (and its possessions). The distribution agreement flat fee is $1 million (U.S.) (“flat fee”). Saint-Elie is also paid 5% of sublicensing fees and was issued 22 million shares of restricted BRWC common stock. Boreal is responsible for its own bottling, packaging, delivery and sub-marketing arrangements and expenses. BRWC co-pack one large customer for Saint-Elie because BRWC can produce distilled water and Saint-Elie does not. Saint-Elie co-packs for a few customers of BRWC; Saint-Elie produces sparkling water and BRWC do not.

Why customers choose BRWC: Value-added products and services. We believe the following factors come into play:

•    Reputation: History of reliability, flexibility, and specialized packaging capability.

•    Location: Close to natural spring water, good transportation corridors, good population centers.

•    Flexibility and a variety of packaging and product options: Ability to fill unique bottle shapes and sizes (while most high-speed lines use only a limited bottle selection). Ability to bottle value-added water, i.e., vapor distilled water with electrolytes and/or vitamins and minerals. Customers requiring unique bottles/packaging tend to be higher margin because the product is sold at higher price points at both the retail and wholesale levels than “generic,” commoditized bottled water.

With exclusive exploitation rights (40 year contract dated on Nov 1, 1995), Boreal has the right to draw 225,000,000 liters of spring water per year as per a permit from the Quebec Ministry of Environment (please see EXHIBITS).

The nature of products or services offered.

Principal products or services, and their markets:

•    BRWC currently offers three types of water: Spring water, distilled water; enhanced water which is customized with minerals, oxygen, and fluoride, and a fourth type being added will be Sparkling water (upon obtaining necessary financing).

•    Bottles can be branded with clear – rather than more conventional paper – labels, which creates a clean, refreshing look; paper labels available, too.

•    Customer-specific packaging: Cases or trays, registered film, different caps, etc.

•    Customers may specify different formulations of water (different minerals, etc.).

•    Smaller custom production runs are possible; minimum order size is relatively low (one truckload).

•    We believe we supply responsive , customized solutions for each customer. Understanding that unique appearance of product may drive customer interest and loyalty and enable the customer to compete less on price and more on a premium quality product.

•    Key players in the industry include Coca Cola (Dasani and Glaceau), PepsiCo (Aquafina), Nestle Waters North America (Nestle Pure, Poland Spring, and various regional brands), and Danone (Dannon Spring).

The industry has grown along 2 divergent paths, one focused on low-margin, undifferentiated, commoditized product and the other centered on innovative packaging, labeling and marketing (the Premium Bottled Water Industry; our niche). We believe the evidence shows BRWC is well positioned to benefit from this latter trend.

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Distribution methods of the products or services;

•    BRWC has our own sales force and in house consultant to direct customers into their choice of a private label program. Our sales staff attends tradeshows to meet new customers. Our sales staff also arranges for the delivery of products to our customers.

•    Bottles: A full range of sizes are available, from 8 ounces to 5 gallons. BRWC has many styles of bottles with many shapes so that the customers can select from a variety of styles, colors and shapes.

•    We now offer “Eco-Pure”, a biodegradable bottle which was introduced at the 2009 PLMA Trade show in Chicago, IL. BRWC gives this choice of bottle material so that the environmentally conscientious customers be satisfied.

•    BRWC now offers “Revert,” an oxo-degradable bottle and also offers “R-PET,” recycled Polyethylene terephthalate (“PET”). BRWC also offers these bottle material as a good option to reducing the use of plastic.

•    Bottles may be ordered by BRWC or by the customer from the bottle makers. In either case, the customer is not confined to industry-standard bottles as we have our own designs of bottles.

•     Our customers can choose from a wide variety of bottles and packaging.

•    Labels: BRWC offers many types of labels materials and designs: Clear labels, Bi-axially oriented polypropylene (“BOPP”) or standard paper labels in either Pressure sensitive or Cut and stack are offered.

•    Packaging: BRWC packages products to suit customers’ needs. Packaging has included a variety of trays and cases, caps, registered film, etc.

•    Shipping: We use commercial common carriers to deliver to our customers.

Status of any publicly announced new product or service:

The Company’s 75,000 square foot facility has 3 flexible Polyethylene terephthalate (“PET”) lines, a 1 & 2.5 gallon line, and a 5-gallon line. Our PET lines are unique in that they can accommodate various bottle sizes, labels, and production runs. When investment or operationally supplied funds are available, BRWC intends to install two new lines in the near future, one being a sparkling water bottling line and the second one being a glass bottling line.

As mentioned, BRWC now offers “Eco-Pure,” a bio-degradable bottle which was introduced at the 2009 Private Label Manufacturers Association (“PLMA”) Trade Show in Chicago, IL.

Competitive business conditions, the issuer’s competitive position in the industry, and methods of competition:

•    While many bottlers will place custom printed paper labels on blown bottles, the Company is not aware of any contract packers that offer our full range of products and services.

•    Distinct value proposition: We believe variety and uniqueness are the cornerstones of BRWC’s value proposition. Unlike most contract packers, BRWC can process a full range of water and bottle types and our creative staff can address our customers’ private labeling needs.

•    Location: BRWC’s facility is 90 miles away from New York City in the famous Catskills Mountains and only 17 miles from Alpine Springs, the source of our natural spring water. Most competitors in this class are smaller in scale and at a competitive disadvantage in the markets BRWC currently serves due to a more limited range of services and geographical location. (For bottlers in other geographies, freight costs may make shipping to BRWC’s coverage area prohibitive.).

•    We do not view traditional high-speed contract bottlers ( primarily “national brands” offering standard bottles) as direct competition. Bottling on high-speed lines tends to cost less but is also undifferentiated, which is part of the reason that prices for this type of bottled water have been falling. Compared to Boreal Water Collection’s competition class, a cheaper product does not always guarantee a higher margin.

•    BRWC conducts our business with customers largely through purchase orders. Occasionally we have “co packing” arrangements with some major customers. We have three pricing methods:

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(1)    Fee based: BRWC charges co-pack fee; customer provides materials.

(2)    Material and fee: BRWC purchases materials for customers and charges cost of materials plus a fee.

(3)    Finished case basis: BRWC commits to a price for each finished case delivered to the customer.

Sources and availability of raw materials and the names of principal suppliers:

•    Spring Water: The Company purchases spring water from Alpine Farms, Inc. under a 40-year purchase agreement dated November 1, 1995 and modified April 28, 2000. The agreement provides for the sole and exclusive right to draw water from the source and sell spring water to third parties. The spring is located 17 miles from the bottling facility. At the source, the spring water flows underground and is naturally filtered through the stratum. The entire system is designed to ensure that this pure spring water remains natural and unadulterated. Water is then transported by our employees and company tank trucks to BRWC’s bottling plant in Kiamesha Lake, where it is passed through a series of multimedia particulate filters to remove any sediment. After treating the water with ozone, an oxygen molecule used to ensure sanitation, the water is then bottled with its natural mineral content intact.

•    Distilled Water: BRWC has two private wells on-site, which provide water that is passed through a series of multimedia particulate, and activated carbon filters, to remove chlorine, phenols, taste, odor compounds and organic minerals. The water is then distilled in a vapor compression steam unit. All dissolved minerals are left behind as the water is vaporized and condensed in a stainless steel still, which yields high purity finished water. After filtration and ozonation, the product is promptly bottled.

•    Enhanced Water: BRWC offers customers the option of enhancing their Private label water by adding minerals, oxygen, and even fluoride. This process is usually done after the distillation process; our quality control (“QC”) specialist carefully measures out the various additives per customer request and adds these to the customer’s specific batch before bottling.

•    Sparkling Water: BRWC is looking to add a sparkling water line to our plant in Kiamesha Lake to appeal to a wider customer base. Sparkling water is currently available at BRWC’s sister (“affiliate”) company, Saint-Elie in Canada.

No Dependence on one or a few major customers:

We do not rely or depend on one or only a few major customers.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including their duration:

BRWC owns a license from Les Sources Saint-Elie Inc. in Canada, for the exclusive rights for the United States to distribute Saint-Elie brand, for the use of its proprietary bottle designs and proprietary know-how of the private labeling business. BRWC owns the registered trademarks ‘Leisure Time Spring Water’ and ‘Boreal Water’.

Need for any government approval of principal products or services and the status of any requested government approvals.

BRWC has all the necessary State of New York (Department of Health), Food and Federal Drug Administration (FDA) and the Quebec Ministry of Environment required government approvals.

PRODUCT LIABILITY

By designing and manufacturing a reliable, high quality product, the Company will minimize, but not eliminate, the possibility and occurrence of defective products.

The Company has incorporated preventive measures aimed at reducing its potential exposure to liability risk. The product development and manufacturing program includes high product reliability standards meant to result in high mean times between failures (“MTBF”). The Company plans to achieve a high MTBF factor by pursuing strict quality control procedures.

The manufacturing and marketing of the Company's products, incorporating new technology and processes, has an inherent risk. No one can be sure how each product will be constituted over time and under various conditions of actual consumption. Even if the products are successfully bottled and marketed, the occurrence of product liability, or retraction of market acceptance due to the failure of the product to meet expectations could prevent the Company from ever becoming profitable. Development of new technologies for manufacture (bottling; product composition) is frequently subject to unforeseen expenses, difficulties and complications, and in some cases cannot be accomplished. In the opinion of Management, our water products and bottling, as designed, are desired and appreciated by our customers, but such attributes must be balanced against field operating experience and unknown technological changes.

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Financial Information

The sole source of Boreal Water Collection’s revenue and income is our water bottling and sales activity. The following table sets forth our total gross revenues and net losses reported by the Company for the years ended December 31, 2011 and 2010 and for the first nine months ended September 30, 2012 and 2011.

Accounting	Gross	Net
Period	Revenues	Losses
Year ended December 31, 2011	$2,658,608	$(833,060)
Year ended December 31, 2010	2,519,823	(786,878)
Nine months ended September 30, 2012	2,127,259	(612,453)
Nine months ended September 30, 2011	2,163,312	(678,424)

Please refer to “Item 15. Financial Statements and Exhibits—Boreal Water Collection, Inc. Financial Statements” included in this Registration Statement.

Please note that we have elected not to supply summary financial information for the Company pre-dating our 2010 fiscal year. Note 9 of our audited Financial Statements for fiscal years 2011 and 2010 states in part:

“In April 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc. (“Reynolds”), operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York (See Note 12). In connection with the acquisition of these assets, the Company assumed a $1.9 million mortgage that was due a commercial bank (“Bank”) against a building and land, included as part of the total assets acquired from Reynolds. On April 3, 2009, the Company entered into a Mortgage Consolidation, Modification and Extension Agreement with the Bank. The Company was required to make interest payments only through April 3, 2011, at which time the entire principal balance was due the Bank. Monthly interest is based on 90-day Libor at 4.00%. The $1.9 million mortgage is personally guaranteed by the Company’s Chief Executive Officer. The balance due against this mortgage at December 31, 2011 was $1,840,000. The balance due the Bank on April 3, 2011 was not paid putting the Company in default under the terms of the original agreement. The Company entered into a Forbearance Agreement (“Agreement”) on May 31, 2011, and upon expiration of that Agreement, the Company entered into an extension to the Agreement on October 3, 2011, which extended the Agreement period until April 3, 2012.

The Company is working closely with Wells Fargo on a new repayment plan for the mortgage. The Company expects to have this new plan in place shortly. If that were to change and the bank were to ultimately foreclose on the property, the result would be a disaster for the Company because we would lose our bottling plant, fixtures, and equipment. However, management believes it continues to be in the best interest of both parties to work together, as evidenced by the continuing cooperative nature of the relationship pending new payment arrangement.

Competition

The bottled water industry is one of long and sustained growth, with sales and volume increases far outpacing the beverage industry for the last 20 years. According to the Alexandria, VA-based International Bottled Water Association (in a press release dated May 21, 2012), United States per-capita consumption of bottle water was up 3.2% in 2011, with every American now drinking an average of 29.2 gallons of bottled water annually. During the same period, global consumption of bottled water rose by 4.1%.

Key players in the industry include Coca Cola (Dasani and Glaceau), PepsiCo (Aquafina), Nestle Waters North America (Nestle Pure, Poland Spring, and various regional brands), and Danone (Dannon Spring).

We do not believe that we have a significant competitive environment in our niche (the Premium Bottled Water Industry). However, it should be pointed out that marketing plans of others can change at any time and there is always the possibility that competitors may decide to offer contract packing competitive with our products and services. Our competitors can also attempt to change the market perception by differing types of promotional activities and/or launch divisions competing more directly with us.

Intellectual Property

Boreal Water Collection uses a variety of trade names, service marks and trademarks (collectively, the “Marks”) in its operations and believes that we have or will have all licenses for the third-party Marks necessary to conduct our continuing operations following the Registration Effective Date. BRWC owns a license from Les Sources Saint-Elie Inc. in Canada (“Saint-Elie”), for the exclusive rights for the United States to distribute Saint-Elie brand, for the use of its proprietary bottle designs and proprietary know-how of the private labeling business. BRWC owns the registered trademarks ‘Leisure Time Spring Water’ and ‘Boreal Water’.

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Management

Mrs. Francine Lavoie is President and CEO of our Company. The Company is managed by a Board of Directors. Currently we have one member on our Board of Directors, Mrs. Lavoie. Our Director has been selected due to, among other things, her experience and expertise in the bottled water industry and other business ventures. Mrs. Lavoie is also our majority shareholder. We have no current plans to add members to our Board of Directors. However, should we do so, membership on the Board of Directors is not expected to require the full professional time of the individuals serving on the board. As such, the members of the Company’s Board of Directors may, from time to time, be engaged in other business endeavors, including but not limited to those business endeavors in which they are currently involved, aside from their commitments to the Company or Boreal Water Collection. Mrs. Lavoie is the sole manager and majority beneficial owner of Saint-Elie; which operates in the Canadian bottling industry. See “Item 5. Management and Executive Officers” for details on the member of our Board of Directors and certain of her past and present business endeavors. There are no compensation plans or benefit packages established or currently planned for management.

Regarding the relationship between the Company and Saint-Elie; Saint-Elie is an affiliated company of BRWC. Affiliated companies are generally defined as those entities having shared management, common owners and/or shared ownership interests in other entities. This affiliation is based on the commonality of management and ownership of both companies. Mrs. Lavoie is President, CEO and the sole member of the Board of Directors of both companies. Mrs. Lavoie owns 75% of Boreal and 100% of a Canadian holding company known as 3090-8925 Quebec Inc. that, in turn, owns 90% of Saint-Elie.

We have an ongoing licensing/exclusive distribution agreement with Saint-Elie. Our first agreement was dated December 17, 2007. It was amended on June 18, 2008 and then both agreements were replaced by the current “Revised Licensing Agreement” dated June 26, 2009 (“distribution agreement” - an exhibit to this Registration Statement). The distribution agreement has a term of 5 years, with automatic one year extensions thereafter. Generally, the distribution agreement is an exclusive distribution and branding agreement for Saint-Elie products in the United States (and its possessions). The distribution agreement flat fee is $1 million (U.S.) (“flat fee”). Saint-Elie is also paid 5% of sublicensing fees and was issued 22 million shares of restricted BRWC common stock. Boreal is responsible for its own bottling, packaging, delivery and sub-marketing arrangements and expenses. BRWC co-pack one large customer for Saint-Elie because BRWC can produce distilled water and Saint-Elie does not. Saint-Elie co-packs for a few customers of BRWC; Saint-Elie produces sparkling water and BRWC does not.

Costs and effects of compliance with environmental laws (federal, state and local):

1.    CUSTOMER STANDARDS:  We always strive to live up to our customers’ expectations. BRWC’s customers require regular inspections of BRWC’s operations, which are performed by customers or by third-party auditors, i.e., AIB International (“AIB”) and National Science Foundation International (“NSF”).

2.    FEDERAL REGULATIONS:  Bottled water is fully regulated as a packaged food product by the US Food and Drug Administration (“FDA”). As such, bottled water companies must adhere to FDA’s Standard of Quality, labeling standards and Good Manufacturing Practices (“GMPs”).

3.    STATE STANDARDS:  In addition to FDA’s extensive regulatory requirements, the bottled water industry is subject to state regulatory requirements. State governments typically sample, analyze and approve water sources. Under the federal GMPs, only approved water sources can be used to supply a bottling plant. Many states also require bottled water plants to be registered with the state and comply with their specific requirements. States also certify testing laboratories. As with any food production establishment, states can perform unannounced plant inspections. Some states perform annual inspections.

4.    INDUSTRY STANDARDS:  In addition to the federal and state standards for bottled water, International Bottled Water Association (“IBWA”) members are subject to another level of oversight through the IBWA Model Code, which in several cases contains standards that are stricter than FDA, state or public drinking water standards. As a condition of membership, bottlers must submit to an annual, unannounced plant inspection administered by an independent, internationally recognized third-party inspection organization. This inspection audits quality and testing records, reviews all areas of plant operation from source to finished product, and checks compliance with FDA’s Standard of Quality, GMPs, principles of the Hazard Analysis and Critical Control Points (“HACCP”) management system and any state regulation. At this time BRWC is not member of the IBWA but intends to become member in 2012.

Employees

Company presently has 18 full time employees and is running solely on a day shift time schedule (as of December 31, 2012). The Company is presently evaluating plans to increase production with a second shift to our present operation schedule due to our increased sales volume.

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Regulation and Licensing

BRWC has all the necessary State of New York (Department of Health), Food and Federal Drug Administration (FDA) and the Quebec Ministry of Environment required government approvals.

ITEM 1A.  RISK FACTORS.

The following risk factors should be considered carefully in addition to the other information contained in this Registration Statement. This Registration Statement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Registration Statement. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected.

In addition to standard risks such as the general state of the country’s and world’s economies, the changing conditions of the industry in which the company is competing, and “Acts of God,” investment in Boreal Water Collection, Inc. involves various risks relating to the nature of the “going concern” financing vehicle (a corporation) and the premium bottled water industry and such investment is therefore suitable only for persons with the financial capability of making and holding long-term investments. Prospective purchasers should consider the following factors, among others, before making a decision to purchase interests herein:

Our Corporation-related risks include:

1.    Reliance on Management – All decisions with respect to the operation of the corporation will be made exclusively by Management. The success of Boreal will, to a large extent, depend on the quality of the management of Boreal. Although Management believes that management personnel have sufficient business experience to supervise the management of Boreal, there can be no assurance that these individuals will perform adequately or that Boreal operations will be successful.

2.    Limited Transferability – Shareholders with restricted stock cannot freely transfer the stock except with the passage of time and further legal compliance by the Company as provided in applicable regulations, primarily Rule 144 of the Securities and Exchange Commission (SEC”).

3.    Tax Considerations – Boreal is a “C” corporation. There are no “tax benefits” passed through to subscribers (such as those available in a “S Corp” or limited liability company taxed as a partnership).

NO TAX ADVICE OR COUNSEL IS GIVEN WITHIN THIS REGISTRATION STATEMENT.

4.    Management Conflict of Interest – Mrs. Lavoie controls, on a management and ownership level, both Boreal and Saint-Elie. Her ownership control of Saint-Elie is through her exclusive ownership of the holding company that owns Saint-Elie. Saint-Elie is a privately held Canadian company and we are a domestic company with hundreds of shareholders trading our common equity on OTC Markets. Mrs. Lavoie may make a decision or decisions beneficial to Saint-Elie that is/are contrary to the best interests of Boreal. This is an inherent conflict of interest that Mrs. Lavoie, as a fiduciary, must manage in a manner in the best interests of the shareholders of BRWC. There is no guarantee that Mrs. Lavoie will always act in the best interest of Boreal.

5.    Indemnification – Boreal Management is entitled to all the liability protection afforded by the laws of the State of Nevada.

6.    Lack of Control – Mrs. Lavoie is the controlling shareholder of the Company.

7.    Securities Law Compliance – Management believes it has made, and will make, every reasonable effort to comply with applicable securities laws and regulations in the preparation of this Registration Statement and in the offering of its securities over time. However, there can be no assurance of such compliance and alleged legal violations, though certainly not intended or expected, could have an adverse effect on the Company’s operations.

We have the usual Risks of a Going Concern Stage Businesses:

1.    Operating History - Boreal Water Collection, Inc. is in the “going concern stage.” The Company’s prospects must be considered in light of the risks and difficulties encountered by a company with a limited operating history. The Company is subject to all the risks inherent in the establishment of a developing business enterprise. The Company’s likelihood of success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the commencement and growth of operations, the implementation of the Company’s business plan, and the competitive and regulatory environment in which the Company operates.

2.    Financial Information - audited and unaudited financial statements are included within this Registration Statement.

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3.    Election to Use the Extended Transition Period under Section 102(b)(1) of the JOBS Act –

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1). This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. Furthermore, as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

4.    Forward Looking Statements - Some of the statements contained in this Registration Statement including information that may be incorporated by reference, discuss future expectations, or state other “forward looking” information. Those statements are subject to risks, uncertainties and other factors, certain of which are beyond the Company’s control, which could cause the actual results to differ materially from those contemplated by the statements. Other risks are described under “RISK FACTORS” and may be described in future communications to Shareholders. The forward-looking information is based on various factors and was derived using numerous assumptions, which may or may not be accurate. In light of the risks, assumptions, and uncertainties involved, there can be no assurance that the forward looking information contained in this Registration Statement will in fact transpire or prove to be accurate. Important factors that may cause the actual results to differ include, for example:

The Success or Failure of the Company’s Efforts to complete our Business Plan on a Timely Basis:     The Company’s ability to attract and retain quality employees will affect our effort to complete our business plan on a timely basis. The effect of changing economic conditions within the industry will also be a factor. The Company’s ability to obtain ongoing financing will be a major factor in the timing of Boreal’s development and growth as a “going concern.”

Inadequacy of Funds:    if we are unable to obtain financing, as needed, on favorable terms, we may have inadequate funds to develop and grow our business.

Risks Associated with Expansion:     The potential profitability of the Company may be negatively impacted if we expand our activities too quickly or in the wrong directions. Consequently, Shareholders must assume the risk that (1) such expansion may ultimately involve expenditure of funds beyond the resources available at that time, and (2) management of such expanded operations may divert Management’s attention and resources away from existing operations, all of which may have a material adverse effect on either the Company’s present and prospective business activities.

Possible Fluctuations in Operating Results:     The Company’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including law changes, debt service and principal reduction payments, and general economic conditions. Consequently, revenues may vary by quarter, and operating results may experience fluctuations.

Unanticipated Obstacles to Execution of the Business Plan:    Our business plans may change significantly. Our potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. We believe that our chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of our principals and advisors. We reserve the right to make significant modifications to our stated strategies depending on future events.

Our Industry is extremely competitive.

The Premium Bottled Water industry is highly competitive. We are competing with other companies that may have substantially greater resources, larger and more experienced staff and established histories of manufacturing and selling Premium Bottled Water technologies and equipment. We have what we perceive to be a niche market that may be intruded upon by others over time.

Challenge of achieving consumer acceptance and continuing sales volume.

If our products, for any reason, are not well received by the public, Boreal will likely be a financial failure. There is no guarantee we will be able to attain and maintain market penetration to the degree necessary to ultimately enable Boreal to provide a “RoI” (return on investment) to Shareholders.

There is doubt about the ability of Boreal Water Collection to continue as a going concern.

The audited financial statements of Boreal Water Collection contained elsewhere in this Registration Statement have been prepared assuming that Boreal Water Collection will continue as a going concern. However, the report of the independent auditors on the financial statements of Boreal Water Collection as of and for the year ended December 31, 2011 includes an explanatory paragraph describing the existence of substantial doubt about the ability of Boreal Water Collection to continue as a going concern. This report, as well as the uncertainty regarding the eventual outcome of the Plan may adversely impact Boreal Water Collection’s relationships with vendors, ability to attract customers, attract and retain key executive employees and maintain and promote our bottled water products, which could materially adversely affect our results of operations.

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Boreal Water Collection has limited liquidity and capital resources and may be unable to generate sufficient cash flows to meet our debt obligations and finance all operating expenses, working capital needs and capital expenditures.

Boreal Water Collection has a limited amount of cash and we do not anticipate having a credit facility upon which to draw funds. Boreal Water Collection incurred operating losses of $833,060 and $786,878 for the years ended December 31, 2011 and 2010, respectively, and reported net income of $500,750 for the year ended December 31, 2009. Our net income for 2009 included the gain on the bargain purchase of A.T. Reynolds & Sons, Inc. of $1.3 million. We may incur operating losses in the future. Because of the April, 2009 re-organization of the manufacturing operations after we purchased A.T. Reynolds from the bankruptcy court, we may be unable to generate sufficient revenues and cash flows to service our debt obligations as they come due, finance capital expenditures and meet our operational needs. Any one of these failures may preclude us from, among other things:

•	maintaining or enhancing our current customer base;

•	taking advantage of future opportunities;

•	growing our businesses; or

•	responding to competitive pressures.

Further, our failure to generate sufficient revenues and cash flows could lead to cash flow and working capital constraints, which may require us to seek additional working capital. We may not be able to obtain such working capital when it is required, even if we were able to obtain additional working capital, it may only be available on unfavorable terms. For example, we may be required to take on additional debt, the interest costs of which could adversely affect our results of operations and financial condition. If any such required capital is obtained in the form of equity, the equity interests of the holders of the then-outstanding Common Stock could be diluted.

Limited liquidity and working capital may also restrict our ability to maintain and update our bottling facilities, which could put us at a competitive disadvantage to competitors offering more modern and better maintained facilities.

We are entirely dependent on one property for all of our cash flow, which subjects us to greater risks than a bottling company with more operating properties.

We do not expect to have material assets or operations other than the Boreal bottling plant in Kiamesha Lake, NY, and, therefore, we are entirely dependent upon this particular plant for all of our cash flow. As a result, we are subject to a greater degree of risk than companies with multiple bottling facilities.

The infringement of intellectual property used in our business could adversely affect our business.

We own or have licenses to use key intellectual property, as well as certain spring water, used in our business. We will take steps to safeguard this intellectual property from infringement by third parties, such as prosecuting trademark and copyright violations, if and when necessary, and limiting access to the proprietary customer information. Despite such measures, we cannot assure you that we will be successful in defending against the infringement of intellectual property used in our business or that the proprietary information used in our business will not be disseminated to our competitors and any such infringement or dissemination could have an adverse effect on the results of our operations.

The economic downturn may be protracted in our key market and may negatively impact our revenues and other operating results.

Boreal Water Collection draws a substantial number of customers from the New York City area. It is difficult to predict the effect the continuing economic downturn will continue to have in New York, as well as in other areas where our products are sold.

Furthermore, other uncertainties, including national and global economic conditions, other global events, or terrorist attacks or disasters in or around New York City in particular could have a significant adverse effect on our business, financial condition and results of operations. In addition, due to the existing uncertainty in the capital and credit markets, we may not be able to refinance our then-existing debt or obtain additional credit facilities on terms acceptable to us or at all in order to meet these challenges.

Our operations may be adversely impacted by increases in energy prices.

The bottling plant uses significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced, the substantial increases in the cost of electricity, natural gas and gasoline in the United States in general, and in the Catskills of New York in particular, may negatively affect our operating results. In addition, further energy price increases in such areas could result in a decline in disposable income of potential customers and a corresponding decrease in the purchase of premium bottled waters, which could negatively impact revenues.

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The water bottling industry is capital intensive and we may not be able to finance expansion and renovation projects, which could put us at a competitive disadvantage.

Bottling plant properties have an ongoing need for renovations and other capital improvements to remain competitive, including replacement, from time to time, of furniture, fixtures and equipment. We may also need to make capital expenditures to comply with applicable laws and regulations.

Renovations and other capital improvements may require significant capital expenditures. In addition, renovations and capital improvements of a water bottling plant generate little or no cash flow until the project is completed. We may not be able to fund such projects solely from cash provided from operating activities. Consequently, we will rely upon the availability of debt or equity capital to fund renovations and capital improvements and our ability to carry them out will be limited if we cannot obtain satisfactory debt or equity financing, which will depend on, among other things, market conditions. No assurances can be made that we will be able to obtain additional equity or debt financing or that we will be able obtain such financing on favorable terms. Our failure to renovate our bottling facility, as necessary, may put us at a competitive disadvantage.

We may incur losses that are not adequately covered by insurance which may harm our results of operations.

Although we will maintain insurance customary and appropriate for our business, we cannot assure you that insurance will be available or adequate to cover all loss and damage to which our business or our assets might be subjected. The lack of adequate insurance for certain types or levels of risk could expose us to significant losses in the event that a catastrophe occurred for which we are underinsured. Any losses we incur that are not adequately covered by insurance may decrease our future operating income, require us to find replacements or repairs for destroyed property and reduce the funds available for payments of our obligations.

We may be subject to litigation resulting from our operations which, if adversely determined, could result in substantial losses.

We will be, from time to time, during the ordinary course of operating our businesses, subject to various litigation claims and legal disputes, including contract, lease, employment and regulatory claims as well as claims made by consumers. Certain litigation claims may not be covered entirely or at all by our insurance policies or our insurance carriers may seek to deny coverage. In addition, litigation claims can be expensive to defend and may divert our attention from the operations of our businesses. Further, litigation involving consumers, if any, even if without merit, can attract adverse media attention. As a result, litigation can have a material adverse effect on our businesses and, because we cannot predict the outcome of any action, it is possible that adverse judgments or settlements could significantly reduce our earnings or result in losses.

We expect to have significant indebtedness upon the Effective Date.

The substantial indebtedness of Boreal Water Collection has resulted in adverse consequences for our business, including the factors listed below. We reported the following at September 30, 2012 and December 31, 2011.

	September 30,	December 31,
	2012	2011
Current liabilities
Line of credit	$250,000	$250,000
Loan due to officer	–	–
Loan payable - property taxes	61,262	124,597
Loan payable - equipment	15,000	55,000
Mortgage payable - bank	1,840,000	1,840,000
Accounts payable and accrued expenses	518,970	321,607
Deferred revenue	–	12,292
Deposit on purchase of common stock	65,000	–
Due to Related Party	231,523	125,412

Total current liabilities	$2,981,755	$2,728,908

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Boreal Water Collection’s substantial indebtedness could:

▪	make it more difficult to satisfy obligations with respect to the instruments governing Boreal Water Collection’s then outstanding indebtedness;

▪	increase vulnerability to general adverse economic and industry conditions;

▪	require the Company to dedicate a substantial portion of cash flow from operations to debt service, thereby reducing the availability of cash flow to fund working capital, capital expenditures, and other general corporate purposes;

▪	limit flexibility in planning for, or reacting to, competitive pressures and changes in the business and the industry in which we operate;

▪	place us at a competitive disadvantage compared to our competitors that have less debt; and

▪	limit, among other things, our ability to borrow additional funds;

▪	incur additional debt;

▪	make payments on subordinated obligations;

▪	make distributions and repurchase equity;

▪	make investments;

▪	grant liens on our property to secure debt;

▪	enter into certain transactions with affiliates;

▪	sell assets or enter into mergers or consolidations;

▪	create dividend and other payment restrictions affecting subsidiaries;

▪	change the nature of our line of business.

Our ability to service our indebtedness depends on our ability to generate cash flow, which is subject to factors that are beyond our control.

A further deterioration in the economic performance of Boreal Water Collection may cause us to reduce or delay investments and capital expenditures, or to sell assets. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

The volatility and disruption of the capital and credit markets and adverse changes in the global economy may negatively impact our ability to access financing.

Although we believe that we will have sufficient funds for our capital needs following the Effective Date, there can be no assurance that we will not need additional capital in the future. Due to the continuing uncertainty in the capital and credit markets and the global recession, our access to capital following the Effective Date may not be available on terms that are attractive or at all.

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We have Risks Related to Our Common Stock:

We currently have no plans to pay dividends on our Common Stock, so holders of our Common Stock may not receive funds without selling their Common Stock.

We currently have no plans to pay dividends on our Common Stock and our ability to make distributions on our Common Stock. Any payment of future dividends will be at the discretion of our Board of Directors (currently comprised of one member, Mrs. Lavoie), and as provided in Nevada law, and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our Board of Directors deems relevant. Accordingly, our holders may have to sell some or all of their Common Stock in order to generate cash flow from their investment in us.

Potential conflicts of interest may exist, or may arise, based on debt and management interests of the principal shareholder of the Company.

Mrs. Lavoie is our principal shareholder and private lender. She has also personally guaranteed our mortgage. She is our only Director. As such, she may make decisions based on her interest as a lender or shareholder that adversely affect the Company’s financial condition moving forward, such as service our indebtedness, rather than seeking to maximize the value of the equity of the Company.

The interests of a principal lender could conflict with or differ from the interests of other holders of our Common Stock. For example, the concentration of ownership held by the principal lender could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination that other holders of our Common Stock may otherwise view favorably. So long as the principal Lender continues to beneficially own a significant amount of our equity, even if such amount is less than 50%, she may be able to strongly influence or effectively control our decisions.

ITEM 2.  FINANCIAL INFORMATION.

Selected Financial Data

Boreal Water Collection, Inc.

Boreal Water Collection, Inc. (“Boreal” or the “Company”) was incorporated in the State of Nevada on August 21, 2001. The Company is trading on the OTC (www.otcmarkets.com) under the symbol (BRWC).

The Company has operated under various names since incorporation, most recently Canadian Blue Gold, Inc. from October 2007 to March 2008, when the name was changed to Boreal Water Collection, Inc.

In April 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc., operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York. The Company is a personalized bottled water company specializing in premium custom bottled water, as a contract packer of bottled water focused on value-added products and services (the Premium Bottled Water Industry). The Company currently offers three types of water: spring water, distilled water, enhanced water, which is customized with minerals, oxygen, and fluoride, and a fourth type to be added, and sparkling water. The Company was originally founded in 1884.

Boreal Water Collection, Inc.

In the table below, we provide selected historical financial data of Boreal Water Collection as of and for the periods indicated. The selected financial data presented below as of and for the nine months ended September 30, 2012 and 2011, have been derived from unaudited financial statements which are contained elsewhere in this Registration Statement and, in the opinion of management, include all adjustments necessary for a fair presentation of the information for those periods. The results of operations for any interim period are not necessarily indicative of results of operations for a full fiscal year. The selected financial data presented below as of and for the fiscal years ended December 31, 2011 and 2010 have been derived from Boreal Water Collection’s audited financial statements which are contained elsewhere in this Registration Statement.

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When reading the selected historical financial data, it is important to read it in conjunction with “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Boreal Water Collection” and “Item 15. Financial Statements and Exhibits—Boreal Water Collection, Inc. Unaudited Financial Statements and Boreal Water Collection, Inc. Audited Financial Statements” included in this Registration Statement. The selected financial data may not be indicative of our future performance.

	Nine Months Ended September 30,		Year Ended December 31,
			(Audited)
	2012	2011	2011	2010

Income statement data:

Revenues	$2,127,259	$2,163,312	$2,658,608	$2,519,823
Cost of sales	1,496,184	1,695,634	1,800,871	1,801,454

Gross profit	631,075	467,678	857,737	718,369

Operating expenses:

Selling, general and administrative	834,520	758,516	1,151,507	990,355
Depreciation and amortization	331,441	324,900	440,065	432,687

Total expenses	1,165,961	1,083,416	1,591,572	1,423,042

Net operating income	(534,886)	(615,738)	(733,835)	(704,673)

Other expenses	76,067	62.686	99,225	82,205

Net loss	$(612,453)	$(678,424)	$(833,060)	$(786,878)

Balance sheet data:

Total current assets	$521,627	$428,436	$353,493	$407,876

Total assets	3,900,779	4,184,071	4,079,910	4,466,908

Total current liabilities	2,981,755	964,018	2,690,284	910,403

Total liabilities	3,864,940	3,687,203	3,612,093	3,693,588

Stockholders' equity	35,839	496,868	467,817	773,320

Lack of Risk Sensitive Instruments: We do not have “risk sensitive instruments” to disclose.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

THE DISCUSSION IN THIS SECTION CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR OUR FUTURE PERFORMANCE. WORDS SUCH AS "ANTICIPATES," "BELIEVES," "EXPECTS," "INTENDS," "FUTURE," "MAY" AND SIMILAR EXPRESSIONS OR VARIATIONS OF SUCH WORDS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, BUT ARE NOT THE ONLY MEANS OF IDENTIFYING FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY.

IN EVALUATING SUCH STATEMENTS, YOU SHOULD CONSIDER VARIOUS RISK FACTORS, INCLUDING BUT NOT LIMITED TO, THE INHERENT DIFFICULTY IN OPERATING A “GOING CONCERN;” THE EFFECT IF THERE WERE TO BE SIGNIFICANT CHANGES IN MANAGEMENT PERSONNEL; POTENTIAL PRODUCT LIABILITY ISSUES; DIFFICULTY IN MEETING COMPETITOR CHALLENGES SUCH AS THE INTRODUCTION OF NEW PRODUCTS; INCREASED RESEARCH AND DEVELOPMENT AND/OR EQUIPMENT ACQUISITION COSTS; CHANGES IN GENERAL ECONOMIC CONDITIONS AND/OR THE INDUSTRY IN WHICH THE COMPANY COMPETES; CHANGES IN THE QUALITY AND/OR SOURCES OF RAW MATERIALS; MAJOR GOVERNMENT REGULATION CHANGES AND/OR ISSUE(S); FLUCTUATIONS IN WORK FORCE QUALITY AND AVAILABILITY; LABOR DISRUPTIONS (SUCH AS RAW MATERIAL, CONTAINER MANUFACTURE, PRODUCT TRANSPORTATION STOPPAGES OR SLOWDOWNS); ANY OF WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

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A.	RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 COMPARED TO THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011

We are a calendar year corporation and report our financial information on both a quarterly and annual basis. Our management team is dedicated to building valuable, long-term relationships with existing and new customers. This dedication, developing and nurturing long-term relationships with our customers, old and new, drives our sales, marketing, customer service activities. We remain committed to providing our customers with a quality product, competitively priced, and delivered or made available for pickup on the dates specified in each sales order, because we recognize that long-term relationships are based on mutual trust between the supplier and the customer.

Comparison of three months ended September 30, 2012 to the three months ended September 30, 2011

The Company reported a net loss of $279,408 and $367,706 for the quarterly periods ended September 30, 2012 and 2011, respectively, a decrease in net loss of $88,298, or 24%. The details of this increase in net loss are discussed in the paragraphs below.

For the quarters ended September 30, 2012 and 2011, we reported sales of $779,031 and $841,381, a decrease of $62,350, or 7.4%. This decrease in sales is primarily attributable to a $148,455, $79,063, and $38,747 decrease in one gallon product sales, 3/5/6 gallon products, and the sales of pallets, respectively, partially offset by an increase in copacking sales of $197,381 and label sales of $4,253. The decrease in sales of our one gallon product resulted from the loss of a large customer, and the decrease in sales of our 3/5/6 gallon products resulted from shutting down the production line during the last month of the quarter ended September 30, 2012 in accordance with a legal settlement (See Settlement of Lawsuit). The increase in copacking sales and label sales resulted from our sales strategy to (i) increase sales of the Boreal brands to both new customers and existing customers, (ii) select price increases, which had a minimum impact on sales reported for the quarter ended September 30, 2012, (iii) improve our distribution network and (iv) aggressively grow our copacking and label business.

For the quarters ended September 30, 2012 and 2011, cost of sales and the gross profit percentages were 80% and 20%, respectively. There were no significant changes in the percentages and account totals that comprise cost of sales.

Selling and general administrative expenses decreased $119,139, or 28% to $304,912 for the quarterly period ended September 30, 2012 from $424,051 reported for the comparable period in 2011. As a percentage of sales, selling and general administrative expenses decreased to 39% for the quarter ended September 30, 2012 from 50% for the same period in 2011. Direct selling expenses increased $62,371, to $65, 503 in the quarterly period ended September 30, 2012 from $3,182 reported for the comparable period in 2011. Direct selling expenses are comprised of sales compensation costs, advertising, and related travel costs. This increase in direct selling expenses is attributable to the Company’s commitment to accelerating growth by aggressively marketing and promoting the Boreal brand. General administrative expenses increased $16,398, or 9%, to $189,553 for the three month period ended September 30, 2012 from $173,154 reported for the comparable period in 2011.

This $16,398 increase is primarily attributed to a $20,846, $2,807, $4,269, and $50,000 increase in insurance, bank fees, utilities and legal settlements, respectively, partially offset by a $10,603 and $42,800 decrease in office salaries and professional fees, respectively. The $50,000 represents the cost of a settlement relating to product purchases.

For the three month period ended September 30, 2012 and 2011, we reported interest expense of $27,595 and $20,045, respectively. Debt obligations and interest paid against these debt obligations are discussed in Notes 8–9 to our financial statements for the nine month periods ended September 30, 2012 and 2011.

Other income totaled $4,222 and $2,600 for the three month periods ended September 30, 2012 and 2011, respectively, an increase of $1,622, which resulted primarily from a $1,622 gain on the sale of equipment.

For the three month periods ended September 30, 2012 and 2011, the Company did not pay any federal income taxes.

Comparison of nine months ended September 30, 2012 to the nine months ended September 30, 2011

The Company reported a net loss of $612,453 and $678,424 for the nine month periods ended September 30, 2012 and 2011, respectively, a decrease in net loss of $65,971, or 10%. The details of this increase in net loss are discussed in the paragraphs below.

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For the nine months ended September 30, 2012 and 2011, we reported sales of $2,127,259 and $2,163,312, a decrease of $36,053, or .02%. This decrease in sales is primarily attributable to a $176,176, 136,376, 8,523, 11,598 and a $78,826 decrease in one gallon product sales, 3/5/6 gallon products, transportation sales, house brand and the sales of pallets, respectively, partially offset by an increase in copacking sales of $322,171 and label sales of $43,682. The decrease in sales of our one gallon product resulted from the loss of a large customer, and the decrease in sales of our 3/5/6 gallon products resulted from shutting down the production line during September 30, 2012 in accordance with a legal settlement (See Settlement of Lawsuit). The increase in copacking sales and label sales resulted from our sales strategy to (i) increase sales of the Boreal brands to both new customers and existing customers, (ii) select price increases, (iii) improve our distribution network and (iv) aggressively grow our copacking and label business,

For the nine months ended September 30, 2012 and 2011, cost of sales and the gross profit percentages were 70% and 78% and 30% and 22%, respectively. The increase in gross profit resulted from a 6% and 39% decrease in direct manufacturing expenses and delivery expenses, respectively, partially offset by an increase of 18% in indirect manufacturing expenses. As a percentage of sales, direct manufacturing expenses increased to 57% from 52%, delivery expenses decreased to 8% from 13%, and indirect manufacturing costs increased to 13% from 11%.

Selling and general administrative expenses increased $76,004, or 10% to $834,520 for the nine month period ended September 30, 2012 from $758,516 reported for the comparable period in 2011. As a percentage of sales, selling and general administrative expenses increased to 39% for the nine months ended September 30, 2012 from 35% for the same period in 2011. Direct selling expenses increased $43,791, or 74%, to $102,780 in the nine months ended September 30, 2012 from $58,989 reported for the comparable period in 2011. Direct selling expenses are comprised of sales compensation costs, advertising, and related travel costs. This increase in direct selling expenses is attributable to the Company’s commitment to accelerating growth by aggressively marketing and promoting the Boreal brand. General administrative expenses increased $118,037, or 26%, to $566,205 for the nine months ended September 30, 2012 from $448,168 reported for the comparable period in 2011. This $118,037 increase is primarily attributed to a $39,000, $30,152, $31,183, and $75,000 increase in stock compensation expense, insurance, professional fees, and legal settlements, respectively, partially offset by a $22,953, $9,611, $7,490, and $16,332 decrease in compensation expenses, other administrative expenses, utilities, and late fees, respectively. The increase in professional fees represents legal costs incurred in connection with lawsuits and settlements. The $75,000 represents the cost of a settlement relating to product purchases. The increase in stock compensation expense results from the issuance of 3.0 million shares to employees as a bonus.

For the nine months ended September 30, 2012 2011, we reported interest expense of $84,434 and $70,286, respectively. Debt obligations and interest paid against these debt obligations are discussed in Notes 8-9 to our financial statements for the nine month periods ended September 30, 2012 and 2011.

Other income totaled $8,367 and $7,600 for the nine months ended September 30, 2012 and 2011, respectively, a decrease of $767, which resulted primarily from a decrease in gain on the sale of equipment.

For the nine months ended September 30, 2012 and 2011, the Company did not pay any federal income taxes.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2012, the Company had an accumulated deficit since January 10, 2006 (the date of quasi reorganization) of $2,481,361. Liquid assets at September 30, 2012 consisted primarily of cash and cash equivalents of $27,162. Current liabilities of $2,916,755 exceeded current assets by $2,395,128. Historically, we have financed our business through cash generated from ongoing operations, proceeds from sale of common stock to third party investors, and borrowings from financial institutions, and advances received from related parties, and officers of the Company. The company is currently pursuing financing alternatives.

Cash decreased $41,183 to $27,162 at September 30, 2012, as compared to $68,345 at December 31, 2011, which results from the following:

Net loss	$(612,453)

Adjustments to reconcile net loss to net cash	384,987

Changes in operating assets and liabilities	8,980

Net cash used by operating activities	(218,486)

Investing activities	(8,948)

Financing activities	186,251

Net decrease in cash	$(41,183)

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Cash used by our operating activities for the nine months ended September 30, 2012 was approximately $218,486, comprised of a net loss of $612,453, noncash reconciling adjustments of $384,987, changes in operating assets and liabilities of $8,980. Noncash reconciling adjustments include stock-based compensation of $30,000, stock issued for services of $32,000, and depreciation and amortization of $331,440.

The $8,980 change in operating assets and liabilities is primarily attributable to a decrease in security deposits of $25,340 and a decrease in accounts payable and accrued expenses of $197,363, partially offset by an increase in accounts receivable of $32,609, an increase in inventory of 161,480, an increase in prepaid expenses of $7,342, and a decrease in deferred revenue of $12,292.

Cash used in investing activities of $8,948 resulted from the purchase of equipment for $11,948, partially offset by the proceeds of the sale of an asset of $3,000.

Cash provided by financing activities was approximately $186,251, comprised of advances from related parties of $106,111, proceeds from sale of common shares of $185,000, payments against loan payable obligation for property taxes of $63,335, payments on equipment loan of 40,000 and purchase of treasury shares of $1,525.

On April 3, 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc. (“Reynolds”), operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York (See Note 12). In connection with the acquisition of these assets, the Company assumed a $1.9 million mortgage that was due a commercial bank (“Bank”) against a building and land, included as part of the total assets acquired from Reynolds. On April 3, 2009, the Company entered into a Mortgage Consolidation, Modification and Extension Agreement with the Bank. The Company was required to make interest payments only through April 3, 2011, at which time the entire principal balance was due the Bank. Monthly interest is based on 90-day Libor at 4.00%. The $1.9 million mortgage is personally guaranteed by the Company’s chief executive officer. The balance due against this mortgage at December 31, 2011 was $1,840,000. The balance due the Bank on April 3, 2011 was not paid putting the Company in default under the terms of the original agreement. The Company entered into a Forbearance Agreement (“Agreement”) on May 31, 2011, and upon expiration of that Agreement, the Company entered into an extension to the Agreement on October 3, 2011, which extended the Agreement period until April 3, 2012.

The Company is working closely with Wells Fargo on a new repayment plan for the mortgage. The Company expects to have this new plan in place shortly. If that were to change and the bank were to ultimately foreclose on the property, the result would be a disaster for the Company because we would lose our bottling plant, fixtures, and equipment. However, management believes it continues to be in the best interest of both parties to work together, as evidenced by the continuing cooperative nature of the relationship pending new payment arrangement. There is no guarantee or assurance we will be able to close any new loan arrangement to repay our current mortgage with Wells Fargo Bank.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Currently, we have a minimum cash balance available for the payment of ongoing operating expenses, and our operations is not providing a source of funds from revenues sufficient to cover our operational costs to allow it to continue as a going concern. The continued operations of the Company is dependent upon generating profits from operations and raising sufficient capital through placement of our common stock or issuance of debt securities, which would enable the us to carry out our business plan.

The company currently is consuming cash reserves at the rate of approximately $15,000 per month assuming current levels of revenue. In the ensuing months, should the company be unsuccessful in significantly increasing sources of revenue it will be forced to find additional capital to support operations and fund its growth

In the event we do not generate sufficient funds from revenues or financing through the issuance of our common stock or from debt financing, we may be unable to fully implement our business plan and pay our obligations as they become due, any of which circumstances would have a material adverse effect on our business prospects,

At September 30, 2012, we owed $250,000 to a commercial bank against a revolving line of credit of $250,000. The line of credit is secured by the Company’s accounts receivable and inventory, and carried an interest rate of 5.25% at September 30, 2012.

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B.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE PAST TWO FISCAL YEARS.

OVERVIEW

Boreal Water Collection is a personalized bottled water corporation, specialized in providing premium custom bottled water for its customers. Whether it is for publicity, promotion, marketing, internal use or a specific event, Boreal is a one-stop shop. We offer turnkey service, with prize-winning Boreal private label water (ITQI for Boreal Water by the International Taste Quality Institute in Belgium 2012), made-to-order labeling, distinctive water containers and fully integrated services from the ground up.

On April 3, 2009, the Company acquired substantially all of the assets of A.T. Reynolds & Sons, Inc., a New York spring water company, which was at the time a debtor in possession under Chapter 11 of the US Bankruptcy Code. The purchase price paid by the

Company was significantly less than its fair market value at the date of acquisition. This transaction has enables us to grow the business and achieve our sales and operational objectives more quickly than we might have otherwise.

Looking forward, management believes variety and uniqueness will be the centerpieces of BRWC’s strategic planning, features which will provide us a competitive advantage, in that we have the ability to process a full range of water and bottle types. Our location also provides us with sales, marketing, and operational advantages, in that we have easy access to the Tri-State area, New York City is only 90 miles away from the famous Catskills Mountains, and only 17 miles from Alpine Springs, the source of our natural spring water. Boreal’s unique model enables us to attract high-margin – rather than commoditized – business, which will help us achieve short and long-term, profitable growth, while creating value for our shareholders.

The Company’s objective is to develop the most extensive distribution network in North America and warehouses across Canada and the United States. Unlike other bottled water companies, we also have exclusive access to two springs, one an award-winning source (ITQI for Boreal Water by the International Taste Quality Institute in Belgium 2012), in Canada, and the other in the prestigious Catskills Mountains in New York. With exclusive exploitation rights (40 year contract dated on Nov 1, 1995), Boreal has unlimited access to Alpine Spring water and has the right to draw 225,000,000 liters per year as per a permit from the Quebec Ministry of Environment.

We have a licensing agreement with Les Sources Saint-Elie Inc. located in Quebec, Canada, an affiliated company. This licensing agreement provides us a number of benefits, including, access to technological improvements and access to a proprietary customer base knowledge for the high-end private labeling business. Les Sources Saint-Elie places great emphasis on customization and quality, which has helped the company earn its excellent reputation, a reputation it has maintained over a number of years. Under the terms of the licensing agreement, Boreal is the exclusive distributor of the Saint-Elie brand for the US market.

We co-pack for a number of high-profile brands. Our customers include a diversified mix of beverage and other companies, retailers and large water marketers.

The Company has adopted a calendar year accounting period, which begins on January 1, and ends on December 31 of a given year. We report financial information on a quarterly and annual period. For years ended December 31, 2011 and 2010, we reported revenues of $2,658,608 and $2,519,823, respectively, an increase of $138,785, or 6%. We anticipate that our sales volume will continue to increase as customer awareness of our company grows. We reported net loss for the years ended December 31, 2011 and 2010 of $833,060 and $786,878, respectively, an increase of $46,182, or 6%. This increase in net loss is primarily attributable to the $168,530 (12%) increase in total expenses and a $17,020 (20%) increase in other expenses, partially offset by a $139,368 (19%) increase in gross profit. The increase in total expenses is primarily attributable to the $161,142 (16%) increase in selling and general and administrative expenses, which includes increases for legal fees, cost of consultants, and stock compensation expenses, partially offset by decreases commissions, advertising, and utilities. See below for a detailed discussion of these increases and decreases in selling and general and administrative expenses.

As of December 31, 2011, we had an accumulated deficit of $1,868,908 since January 10, 2006 up from $1,035,848 reported at December 31, 2010.

None of our debt instruments contain provisions for fluctuations in interest rates.

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CRITICAL ACCOUNTING POLICIES

Our significant accounting policies are disclosed in Note 2 of our Audited Financial Statements ending December 31, 2011. Certain of our policies require the application of management judgment in making estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes. Those estimates and assumptions are based on historical experience and various other factors deemed to be applicable and reasonable under the circumstances. The use of judgment in determining such estimates and assumptions is by nature, subject to a degree of uncertainty. Accordingly, actual results could differ from the estimates made.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. Furthermore, as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

RESULTS OF OPERATIONS

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011

Revenues for the years ended December 31, 2011 and 2010 were $2,658,608 and $2,519,823, respectively, an increase of $138,785, or 6%. This increase is primarily attributable to increases in sales received from co-packing, pallets and handling, and our one gallon products of approximately $173,000, $88,000, and $22,000, respectively, partially offset by a decrease in sales of our PET house brand and our 3/5/6 gallon products of approximately $41,000 and $113,000, respectively.

Gross profit increased $139,368, or 19%, to $857,737 in 2011 from $718,369 in 2010. As a percentage of sales, gross profit increased to 32% in 2011 from 28% in 2010. This increase in gross profit is primarily attributable to (1) the increase revenues in 2011 over 2010 and (ii) improved utilization of the plant facilities.

Selling and general and administrative expenses increased $161,152, or 16%, to $1,151,507 in 2011 from $990,355 in 2010. As a percentage of revenues, selling and general and administrative expenses to 43% in 2011 from 39% in 2010. The $161,152 increase is primarily attributable to increases in stock compensation expenses, professional fees, and other administrative expenses, partially offset by decreases in salaries, commissions, advertising, and travel and entertainment.

Net other income (expense) for the years ended December 31, 2011 and 2010 was $99,225 and $82,205, respectively.  The $28,020 increase is primarily due to a $22,393 decrease in rental income, partially offset by a $6,037 decrease in interest expense.  During fiscal year 2010, the Company received rental income from providing storage space for a blow mold company storing equipment at our plant facility.  The equipment was relocated from our facility in September 2010, which resulted in the loss rental income in fiscal year 2011 previously reported in fiscal year 2010.

Additional Plan of Operation.

Boreal has renegotiated all contracts with suppliers and customers and has developed and designed a new marketing approach with a goal of making Boreal Water Collection one of North America’s leaders for high-end private label bottled water.

Management is of the opinion the Company is in a position to accelerate our development plans. The first part is to provide existing Customers with the additional volume they request and seek new business with a view to complete combined sales in access in the range of $4 million to $5 million for the 12 months ending December 31, 2012. During this period, it is anticipated that funds will be allocated to bring our Over the Counter (“OTC”) Markets filings to “ OTCQB ”, aid in the completion of filings required for the Company to become a reporting issuer with the Securities and Exchange Commission (“SEC”), and to add equipment at our plant in order to complete the upgrading process. Management is currently negotiating with Bahamian, Canadian as well as Chinese potential investors, offering a privately placed convertible note (substantial amount; not specifically disclosed herein to maintain confidentiality). Any such private investment sought and secured from foreign investors will be in compliance with Regulation S of the SEC. We also use the “sophistication” standard of Rule 506 of Regulation D of the SEC in helping us determine the suitability of all potential investors, including those located in other nations. Most currently, we believe we are finalizing the private placement sale of a $1.1 million convertible promissory note (convertible after 2 years) with a Bahamas based corporation. Funding is expected in tranches over approximately a 4 month period. Please see ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES for additional information on our use of proceeds of investment sought.

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Subsequent to that being accomplished, the company will prepare for:

a)	The acquisition of a glass bottling line to better service the Tri-State high end market.

b)	The acquisition of a sparkling water bottling line to be able to service that new market and develop the sales.

c)	This combined growth and consolidation effort will require access to more capitalization and Interim funding on a timely basis. This will enable the company to:

▪	Establish a stronger management and organization structure;

▪	Extend our distribution network and geographic coverage so to establish our intended position as a North American’s leader of high end private label water;

▪	Consider the acquisition of other water springs in the US and the establishment of production plants at the chosen location, with the Southeast United States as a priority.

Settlement of Lawsuit:

On April 20, 2009, Dowser, LLC (“Dowser”) commenced an action against the Company, as defendants in the United States District Court for the Southern District of New York, alleging breach of contract arising out of the Company’s purchase of certain assets in the Chapter 11 Bankruptcy Case in Re A.T. Reynolds & Sons, Inc. Case No. 08-37739 (cgm), pending in the United States Bankruptcy Court, Southern District of New York, Poughkeepsie Division (“Reynolds Bankruptcy”). As alleged in its complaint, Dowser sought alleged “actual and consequential damages in the amount to be determined at trial, but believe to exceed $3.5 million plus interest; primarily in the sale of the “Home and Office Division” (“HOD”) by BRWC to another company.

On June 12, 2009, the Company submitted its answer in the Dowser Action, denying liability and asserting various affirmative defenses, including, among other things, failure to condition precedent and the Bankruptcy Court Orders regarding the sale of the assets to the Company. The Bankruptcy Court had granted approval for the Company to sell the HOD to another company.

One of the attorneys with the firm that has been defending the Company has been identified as a potential witness in the Dowser action and the law firm has withdrawn as counsel for the Company, with the Company’s knowledge and consent. The Company engaged new counsel on March 15, 2011. Certain depositions were provided in the fall of 2011 and spring 2012.

The parties to this action have now reached an out of court settlement and the Company has granted an exclusive master bottling rights to Dowser to bottle Leisure Time water in 3, 5, and 6 gallon refillable containers. Both parties are committed to a smooth transition in the co-packing activities.

Accordingly, Boreal will discontinue the bottling of this kind of refillable containers. In the words of Ms. Lavoie, the Company “will concentrate at what we are good at, which is the small format bottles and the private label business.”

C.	Off-Balance Sheet Arrangements.

The Company has no off-balance sheets arrangements.

ITEM 3.  PROPERTIES.

Boreal Water’s Bottling facility and bottling capabilities are flexible and can service a broad range of customers of all sizes, fulfilling their specialized water and packaging needs.

Size: BRWC occupies approximately 75,000 square feet, at 4496 State Road 42N, Kiamesha Lake, NY 12751. 55,000 square feet of this space is used for manufacturing purposes.

Facility Enhancements: Subject to the availability of financing, BRWC is currently planning to install a glass bottling line and a sparkling water line.

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ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The Company’s beneficial owners and management follow:

Name and Address	Percentage of Outstanding
Mrs. Francine Lavoie, 4496 State Road 42 North, Kiamesha Lake, NY 12751	Greater than 10%

Security Ownership of Management:

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percent of class

Common	Mrs. Francine Lavoie, 4496 State Road 42 North Kiamesha Lake, NY 12751	225,000,000 shares	75%
Common	Mr. Christopher Umecki 4496 State Road 42 North Kiamesha Lake, NY 12751	2,000,000 shares	0.66%

Note: none of the above shares are pledged as security.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

Currently, we have one Director and two officers.

Set forth below are the names, ages, positions, and biographical information of our Director and executive officers.

Name	Age	Position
Mrs. Francine Lavoie	55	President, CEO, Treasurer
Mr. Christopher Umecki	53	VP - Operations

A.	The name of the Chief Executive Officer, sole member of the Board of Directors and control person.

1.	Mrs. Francine Lavoie is the President, Chief Executive Officer, Treasurer, and currently the sole Director of the Company, located at 4496 State Road 42N, Kiamesha Lake, NY 12751, positions she has held since May 2008. Mrs. Francine Lavoie has been in the bottling and distribution of natural spring water since 2000. Ms Lavoie has a B.A.Sc. in chemical engineering from the University of Ottawa and a M.B.A. from University of Western Ontario. She also holds several awards from Best Business of the Year, Excellence in Export from the Minister of Agriculture, and Best Business Builder of the Year, to Best Women Entrepreneur of the Year. In addition to serving as President and CEO of Boreal Water Collection, Inc., Ms. Lavoie is also President and owner of Les Sources Saint-Elie, a three time award winner for superior taste from the International Taste and Quality Institute. She has previously demonstrated her business abilities in real estate development, product conception, and international sales as the President and owner of DeLaVoie International from 1986 through 2002. In 2001, Mrs. Lavoie became the President of Les Sources Saint-Elie and restructured the entire company after a near bankruptcy situation. She developed and designed a new marketing approach and managed the whole plant operation from sales, finance, and manufacturing at the natural spring water bottling plant to obtaining a permit to increase production from regulatory agencies, which makes Saint-Elie one of Canada’s largest sources in Quebec. In April of 2009, Ms. Lavoie acquired A.T. Reynolds dba Leisure Time Spring Water (LTSW) from the bankruptcy courts. Based on her experience in business and specifically in the bottle water industry, she quickly determined that it would be in the Company’s best interest to sell the Home and Office Division (“Division”), which ultimately resulted in the successful sale of the Division to LTSW to a NJ distributor, with a four year bottling contract. She has renegotiated all contracts with suppliers and customers, restructured and has developed and designed a new marketing approach, with a goal of making Boreal Water Collection a North Eastern USA leader for high-end private label bottled water.

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2.	Christopher Umecki is Vice President of operations and also in charge of the design department and IT department located at 4496 State Road 42N, Kiamesha Lake, NY 12751. Mr. Umecki is a results-driven operating executive with 10 years’ progressive experience in plant, manufacturing and distribution management, with the ability to combine modern manufacturing philosophies and systematic approaches to consistently deliver strong operating and financial results. He has over 15 years experience in publicity, graphic design, and photography, which includes photo art, logos and brochures, infography, graphics and design, and production of electronic and printed material. Mr. Umecki had experience with organizations such as Alfred Sung, Tropicana, and L'Oreal; he is recognized in the industry for his innovations and creativity. He also manages all the bottling, ordering and deliveries process, directly from the Boreal plant.

3.	None of the officers or our sole Director have been the subject of a conviction in a criminal proceeding, or named as a defendant in a pending criminal proceeding, or had an order, judgment or decree entered by a court of competent jurisdiction that in any way enjoined, barred, suspended or otherwise limited that officers or Directors involvement in any business, securities, commodities or banking activities; nor has any officer or Director been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended or vacated; or been the subject of the entry of an order by self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited any officer’s or Director’s involvement in any type of business of securities activities.

Our Director has the business address as the corporate headquarters. There are no relationships by, between or among the officers and Directors and shareholders of the Company not disclosed in this document.

4.	Board memberships and other affiliations: Mrs. Lavoie is an officer, Director and principal shareholder of 3090-8925 Quebec Inc.; which is the holding company owning Saint-Elie.

ITEM 6.  EXECUTIVE COMPENSATION

Compensation for the management and the sole member of the Board of Directors has been determined by the sole member of our Board of Directors, and to date is unpaid, and accrued on the books and records of the Company.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Francine Lavoie	2009	none	none	none	none	none	none	none	none

Francine Lavoie	2010	46,027	none	7,671	none	none	none	none	53,698

Francine Lavoie (1) (2)	2011	45,370	none	50 ,000	none	none	none	none	95 ,370
Francine Lavoie	2012	None	none	none	none	none	none	none	0
Christopher Umecki	2010	none	none	none	none	none	none	none	none

Christopher Umecki (2)	2011	none	none	50 ,000	none	none	none	none	10,000

Christopher Umecki	2012	none	none	none	none	none	none	none	0

(1)	Salary includes salary payments foregone by the president and CEO, which was replaced in its entirety by non-cash compensation in the form of the issuance of 5,331,494 shares of common stock valued at $0.01 per share .
(2)	Stock awards represent 1.0 million shares of common stock issued to each officer as a bonus; shares were valued at $0.05 per share.

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There are no performance based, warrant, option, incentive, retirement, pension, plan-based, non-qualified deferred, golden parachute or other plans for Management. No Director compensation has been paid by the Company. We do not have a Compensation Committee of the Board of Directors.

A.	Number and class of the issuer’s securities beneficially owned by each such person.

Francine Lavoie owns 225,000,000 shares of common stock

B.	Legal/Disciplinary History.

None for the foregoing persons have a legal or disciplinary history.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

A.	Mrs. Lavoie is married to Mr. Christopher Umecki. She is not an independent Director.

B.	Disclosure of Related Party Transactions

At December 31, 2011 and 2010, the Company owed a related party (Mrs. Lavoie’s company Les Sources Saint-Elie) approximately $125,000 and $152,000, respectively, for ongoing operating and purchase transactions with the related party company.

At December 31, 2009, the Company owed its Chief Executive Officer approximately $255,000 for advances made for working capital purposes. The loan payable to the officer was non-interest bearing and due on demand. On August 13, 2010, the Company issued 181,562,210 shares of common stock to the Chief Executive Officer in full settlement of the debt obligation.

On May 10, 2011, the Company issued 5,331,494 shares of its $0.001 par value common stock to its President and CEO in settlement of unpaid wages from the year 2010.

ITEM 8.  LEGAL PROCEEDINGS.

The “Dowser Action:”

On April 20, 2009, Dowser, LLC (“Dowser”) commenced an action against the Company, as defendants in the United States District Court for the Southern District of New York, alleging breach of contract arising out of the Company’s purchase of certain assets in the Chapter 11 Bankruptcy Case in Re A.T. Reynolds & Sons, Inc. Case No. 08-37739 (cgm), pending in the United States Bankruptcy Court, Southern District of New York, Poughkeepsie Division (“Reynolds Bankruptcy”). As alleged in its complaint, Dowser sought alleged “actual and consequential damages in the amount to be determined at trial, but believe to exceed $3.5 million plus interest; primarily in the sale of the “Home and Office Division” (“HOD”) by BRWC to another company.

On June 12, 2009, the Company submitted its answer in the Dowser Action, denying liability and asserting various affirmative defenses, including, among other things, failure to condition precedent and the Bankruptcy Court Orders regarding the sale of the assets to the Company. The Bankruptcy Court had granted approval for the Company to sell the HOD to another company.

One of the attorneys with the firm that has been defending the Company has been identified as a potential witness in the Dowser action and the law firm has withdrawn as counsel for the Company, with the Company’s knowledge and consent. The Company engaged new counsel on March 15, 2011. Certain depositions were provided in the fall of 2011 and the spring of 2012.

The parties to this action have now reached an out of court settlement and the Company has granted an exclusive master bottling rights to Dowser to bottle Leisure Time water in 3, 5, and 6 gallon refillable containers.

The “Cortellazi, et al Matter:”

In another matter; Boreal Water Collection, Inc. (“company” or “BRWC”) and Mrs. Francine Lavoie, CEO and controlling shareholder of the company, received multiple offers for the purchase of her shares in 2011. Mr. Andrea Cortellazi (“Cortellazi”) made three such offers in succession; first through a company known as “Kochi,” then personally, and finally on or about May 17, 2011 from a company named Monticello Water Company (“Monticello”).

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Cortellazi brought 2 gentlemen on board to assist in his buy-out bid (“proposed management”). One was proposed as CEO (to replace Mrs. Lavoie) and the other was a former member of BRWC management. Cortellazi stated to Mrs. Lavoie that financing for the buy-out could not proceed with Mrs. Lavoie remaining as management of the company. They also stated that she should open a new Boreal bank account with Cortellazi as signatory (to receive buy out investment funds) (“Cortellazi BRWC account”). Mrs. Lavoie agreed to this new account with an understanding that it would not be used until the buy-out transaction was completed. Mrs. Lavoie resigned, but only with the understanding the transaction would close within a week’s time and would include the transfer of her personal guarantee of the company’s bank credit line to Cortellazi. Eventually, it was determined that Mr. Cortellazi was using the account without authority, allegedly converting invested funds for his personal use, including funds invested by the 2 individuals brought in as part of the alleged buy-out scheme.

Mrs. Lavoie was restored as the President, CEO and sole Director of the company. She then received demands and threatened legal action from Cortellazi’s proposed management stating that BRWC owed money in NSF checks issued from the Cortellazi BRWC account.

A “Summons with Notice” (but not a Complaint), naming BRWC, Mrs. Lavoie and Cortellazi as defendants, was filed on March 14th, 2012 in the Sullivan County, New York Supreme Court (and later served on BRWC and Mrs. Lavoie) by counsel for plaintiffs (the proposed CEO and former Boreal employee). The index number of the court filing is 2012-676. The Company and Mrs. Lavoie have retained counsel. A Complaint has since been served, seeking damages totaling $53,600 plus $15,000 in attorney’s fees, alleging violations of Article 11 of New York’s General Obligations Law. Plaintiffs are identified as Michael Gambino and Alan Silverstein. Defendants BRWC and Mrs. Lavoie have filed an Answer and Counterclaims, dated September 24, 2012. Counterclaims have been filed against Cortellazi, who has basically admitted his role in the scheme as part of an out of court settlement, as well as Gambino and Silverstein for fraud, defamation and slander, and damages, including punitive damages and attorney’s fees.

The Company may be a defendant in various suits and claims that arise in the normal course of business. In the opinion of management, the ultimate disposition of these other suits and claims, if any, will not likely materially affect the Company’s financial position, liquidity, or results of operations.

ITEM 9.   MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED EQUITY HOLDER MATTERS.

(a) Market Information

Our common stock is traded under the symbol BRWC on www.otcmarkets.com.

(b) Holders

Period end date; December 31, 2012.

(i)	Number of shares authorized;
600,000,000.
(ii)	Number of shares outstanding;
310,158,907
(iii)	Freely tradable shares (public float);
59,312,315
(iv)	Total number of beneficial shareholders
Francine Lavoie is the only beneficial shareholder.
(v)	Total number of shareholders on record;
997 shareholders.

(c) Distributions

We have not made, and do not anticipate making in the foreseeable future, any distributions to our Common stockholders

27

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

The following shares were issued pursuant to Section 4(2) of the Securities Act of 1933.

On August 13, 2010, the Company issued 45,437,790 shares of common stock to its President and Chief Executive Officer for cash, which increased the shares outstanding to 69,042,929.

On August 13, 2010, the Company issued 181,562,210 shares of its common stock in settlement of loans and advances made to the Company by its President and Chief Executive Officer, which increased the shares outstanding to 250,605,139.

On December 31, 2010, the Company issued 1,547,500 shares of its $0.001 par value common stock, respectively, in settlement of a loan made to the Company by a third party investor, which increased the shares outstanding to 252,152,639.

On April 25, 2011, the Company issued 5,000,000 shares of its $0.001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 257,152,639.

On May 9, 2011, the Company issued 3.4 million shares of its $0.001 par value common stock to its employees as bonuses, which increased the shares outstanding to 260,552,639.

On May 10, 2011, the Company issued 10.0 million shares of its $0.001 par value common stock to a third party investor for a cash payment of $143,575, which increased the shares outstanding 270,552,639.

On May 10, 2011, the Company issued 5,331,494 shares of its $0.001 par value common stock to its President and CEO in settlement of unpaid wages, which increased the shares outstanding to 275,884,133. We valued these shares at $0.01 per share.

On May 23, 2011, the Company issued 5,952,500 shares of its $0.001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 281,836,633.

On September 1, 2011, the Company issued 10,766,700 shares of its $0 .001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 292,603,333.

On December 5, 2011, the Company issued 300,000 shares of its $0.001 par value common stock for services rendered, which increase the shares outstanding to 292,903,333 We valued these shares at $0.01 per share.

Subsequent to March 31, 2012, the Company entered into two agreements to issue a total of 955,556 restricted shares its $0.001 par value common stock for professional services to be rendered during the year ended December 31, 2012.

On May 7, 2012, the Company received $30,000 from the sale 1,500,000 restricted shares of its $0.001 par value common stock under the terms of a private placement agreement. These shares were valued at $0.02 per share.

On January 23, 2012, The Company issued 3.0 million shares of its $0.001 par value common stock to its employees as bonuses. We valued these shares at $0.01 per share.

On September 30, 2012, the Company recognized the issuance to an entity of its $0.001 par value common stock, issued at a prior date, but not previously recognized, because the shares were obtained from the Company in an illegal manner. See Note 13 for further discussion.

28

“Reg D Shares:”

The following Shares have been issued as restricted in a continuing, non-brokered private placement offering pursuant to Rule 506 of Regulation D of the SEC (“Rule”), as well as Section 4(2) of the Securities Act of 1933. Sales to Canadians were made in reliance on Regulation S of the SEC. We have determined investor qualifications and suitability based on the “sophistication” standards of Regulation D, Rule 506 of the SEC. Proceeds from these sales of restricted securities, as well as those reported above (Section 4(2) transactions, where cash changed hands), have been use to operate and grow the Company. We have not used these funds to provide cash compensation to management.

Our private placement securities sales have been to acquaintances of management and other accredited investors and consisted of restricted common shares. We have provided disclosure in accordance with the Rule and the Securities Act, also incorporating by reference our OTC Markets periodic disclosure reports, including our audited annual financial statements. We continue to seek private placement investment to provide funding of our company operations.

We do not anticipate the need for acquiring or licensing futher water sources. We would like to raise private funding to provide for the following:

•	$500,000 working capital to build our sales force and strengthen our marketing and promotion programs, including extending our geographic coverage as our capacity increases (see new installations below).
•	Install a sparkling water bottle line; $250,000 needed as a down payment on financing the line purchase ($600,000 estimated total investment).
•	Install a glass bottling line; $250,000 needed as a down payment on financing the line purchase ($350,000 estimated total investment).
•	Upgrade our plant facility to export standards--$250,000.
•	Pay for legal and accounting fees associated with becoming a reporting company-- $50,000.

We have been in recent contact with various possible private placement funding sources (as discussed in RESULTS OF OPERATIONS, Additional Plan of Operation, above), focusing on privately placed convertible debt financing.

Estimated cost summary:

Refinancing Wells Fargo mortgage	$1,000,000.00
Working cap & building management & cost of becoming a reporting company	$800,000.00
Upgrading NY plant standards for export	$250,000.00
Sparkling water filling line	$600,000.00
Glass Bottling line	$350,000.00
Sub Total	$3,000,000.00

29

Investor List
Subscriber	Amount ($US)	Shares	Date
Josée Thibodeau	5,000	10,000	February 3, 2008
Premiere Maintenance Inc.	10,000	20,000	January 30, 2008
Clément Lavoie	20,000 50,000	40,000 100,000	November 26, 2007 August 7, 2009
Jaroslaw Chudzinski	10,000 5,000	20,000 10,000	December 4, 2007 April 7, 2009
Pierrette Savard	5,500	11,000	December 7, 2007
Ghislaine Sant	2,000	4,000	December 6, 2007
9075-0571 Québec Inc.	5,000	10,000	February 19, 2008
Interick Marketing Inc.	50,000	100,000	February 8, 2008
Gaël Radier	7,000	14,000	December 1, 2007
Argantel Radier	5,000	10,000	December 25, 2007
Karl Maltais	25,000 25,000	50,000 50,000	February 26, 2008 March 25, 2008
Lise Laure Joanis	150,000	300,000	December 14, 2007
Denis Joanis	100,000	200,000	December 14, 2007
Ansbacher Bank	200,000 100,000	400,000 200,000	January 20, 2009 August 24, 2009
Suzanne Lemay	200,000	400,000	May 21, 2008
Réal Brouillette	20,000	40,000	April 20, 2009
Christopher Umecki	9,060	18,120	May 27, 2009
Gerald Surpris	4,000	8,000	July 14, 2008
Monica Jurek	10,000	20,000	Aug 26, 2009
Hyperion Series I sec	70,000	140,000	July 22,2009
TOTAL	$1,087,560	2,175,120

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The securities to be registered are the common stock of the Company, referred to in this Registration Statement as “Common Stock.” The rights of the Common Stock are set forth in the Company’s Bylaws. The following description of the rights of holders of Common Stock is a summary and is qualified in its entirety by reference to the Bylaws, included herewith at Exhibit 3(ii).

Rights to Receive Allocations of Net Income and Loses; Distributions; Distributions in Liquidation

Holders of Common Stock share proportionally in the net income or loss of the Company and are entitled to receive distributions from the Company. Upon liquidation, the holders of Common Stock may be entitled to any remaining assets of the Company after accounting for (i) the costs and expenses of the winding up, liquidation and termination of the Company, (ii) payment to creditors of the Company, and (iii) the necessary reserves that have been established to meet any and all contingent and unforeseen liabilities or obligations of the Company.

Voting Rights

The Common Stock are the only common stock of the Company with voting rights. Holders of Common Stock are entitled to one vote for each Common Stock share held . All holders of Common Stock are entitled to vote on any and all matters that would require the approval of corporate shareholders organized under the laws of the State of Nevada.

Management of the Company

The Company is managed by the Board of Directors, currently consisting of one member, which has exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action authorized by the Board of Directors will constitute an act of and serve to bind the Company. If we add additional Board members, authorized actions by the Board of Directors will require an affirmative vote of a majority of the Directors present at a meeting at which at least a majority of the entire Board of Directors is present.

30

Transfer Restrictions

Any Company Common Stock issued with a restrictive legend cannot be transferred by the holder without compliance with Rule 144 of the Securities and Exchange Commission (“the Rule”). Generally, the Rule provides for waiting periods of six months or a year upon the expiration of which the restrictive legend may be removed upon proper request from both the shareholder and the Company, along with the provision of a legal opinion regarding compliance with the Rule.

Amendments to our Bylaws

Our Board of Directors, currently consisting of one member, may amend the Bylaws, subject to oversight by shareholders (if invoked).

Summary of high and low bids on www.otcmarkets.com for our Common Stock in the secondary market:

	2012		2011		2010
	High	Low	High	Low	High	Low
1st Quarter	$0.0240	$0.0091	$0.1900	$0.0220	$0.150	$0.120
2nd Quarter	$0.0400	$0.0010	$0.1100	$0.0250	$0.120	$0.100
3rd Quarter	$0.0280	$0.0111	$0.0550	$0.0220	$0.100	$0.030
4th Quarter	$0.0400	$0.0033	$0.0300	$0.0013	$0.150	$0.018

Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Articles of Incorporation provide that Directors and Officers be indemnified to the greatest degree allowable under Nevada Law. Section 10.3 Our Bylaws provides:

Indemnification of Directors and Officers : The corporation shall indemnify any and all Directors or officers or former Directors or former officers or any person who may have served at its request as a Director or officer of the corporation or of any other corporation in which it is a creditor, against expenses actually or necessarily incurred by them in connection with the defense or settlement of any action, suit, or proceeding brought or threatened in which they, or any of them, are or might be made parties, or a party, by reason of being or having been Directors or officers or a Director or an officer of the corporation, or of such other corporation. This indemnification shall not apply, however, to matter as to which such Director or officer or former Director or officer or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of other rights to which those indemnified may be entitled, under any law, bylaw, agreement, vote of shareholders, or otherwise.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

See “Item 15. Financial Statements and Exhibits.”

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

Audited Financial Statements for our fiscal years 2011 and 2010 are included herewith, along with unaudited interim financial statements for the period ending March 31, 2012. Our Articles of Incorporation, with all amendments thereto and our Bylaws are included as exhibits.

31

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 8, 2013

BOREAL WATER COLLECTION, INC.
	By:	/s/ Mrs. Francine Lavoie
		Name:	Mrs. Francine Lavoie
		Title:	President and CEO

	By:	/s/ Christopher Umecki
		Name:	Christopher Umecki
		Title:	Vice President, Operations

33

Financial statements table of contents

34

Boreal Water Collection Inc.

BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$27,162	$68,345
Accounts receivable, less allowance for doubtful accounts of $8,219 and $10,715 at September 30, 2012 and December 31, 2011, respectively	131,822	91,327
Inventory	298,355	136,875
Prepaids	64,288	56,946
Total current assets	521,627	353,493

Property and equipment, net of accumulated depreciation	3,238,386	3,407,011

Other assets
License, net of accumulated amortization of $885,734 and $732,434 at September 30, 2012 and December 31, 2011, respectively	136,266	289,566
Security deposit	4,500	29,840
Total other assets	140,766	319,406

Total assets	$3,900,779	$4,079,910

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Line of credit	$250,000	$250,000
Loan payable - property taxes	61,262	124,597
Loan payable - equipment	15,000	55,000
Mortgage payable - bank	1,840,000	1,840,000
Accounts payable and accrued expenses	518,970	321,607
Deferred revenue	–	12,292
Deposit on purchases of common shares	65,000	–
Due to Related Party	231,523	125,412

Total current liabilities	2,981,755	2,728,908

Deferred Tax Liability	883,185	883,185

	3,864,940	3,612,093

Stockholders' equity

Common stock, $.001 par value; 600,000,000 shares authorized, 310,158,889 and 292,903,333 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	310,159	292,903
Additional paid-in capital	2,208,566	2,043,822
Treasury stock, 100,000 shares of common stock, at cost	(1,525)	–
Deficit accumulated since January 10, 2006 in connection with quasi reorganization	(2,481,361)	(1,868,908)
Total stockholders' equity	35,839	467,817

Total liabilities and stockholders' equity	$3,900,779	$4,079,910

The accompany notes are an integral part of these financial statements.

F-1

Boreal Water Collection Inc.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Sales	$779,030	$841,381	$2,127,259	$2,163,312
Cost of sales	619,184	659,291	1,496,184	1,695,634
Gross profit	159,846	182,090	631,075	467,678

Operating Expenses

Selling and general and administrative	304,912	424,051	834,520	758,516
Depreciation and amortization	109,469	108,300	331,441	324,900

Total expenses	414,381	532,351	1,165,961	1,083,416

Net operating income	(254,535)	(350,261)	(534,886)	(615,738)

Other income (expense)

Rental income	2,600	2,600	7,800	7,600
Gain (loss) on sale of equipment	1,622	–	567	–
Interest expense	(27,595)	(20,045)	(84,434)	(70,286)

Total other income (expense)	(23,373)	(17,445)	(76,067)	(62,686)

Net income (loss) before income taxes	(277,908)	(367,706)	(610,953)	(678,424)

Provision for income taxes	(1,500)	–	(1,500)	–

Net income (loss)	$(279,408)	$(367,706)	$(612,453)	$(678,424)

Net loss per weighted share, basic and fully diluted	$(0.00)	$(0.00)	$(0.0020)	$(0.003)

Weighted average number of common shares outstanding, basic and fully diluted	309,273,193	289,715,994	301,633,905	252,152,639

The accompanying notes are an integral part of these financial statements.

F-2

Boreal Water Collection, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)

	Common Stock		Additional Paid-in	Treasury	Retained
	Shares	Amount	Capital	Stock	Earnings	Total

Balance, December 31, 2010	252,152,639	$252,152	$1,557,016	$–	$(1,035,848)	$773,320

Common shares issued in settlement of debt obligation	5,952,500	5,953	(5,953)			–

Stock-based compensation	3,400,000	3,400	166,600			170,000

Common shares issued for cash	10,000,000	10,000	133,575			143,575

Common shares issued in settlement of unpaid wages	5,331,494	5,331	47,984			53,315

Common shares issued In settlement of debt obligation	10,766,700	10,767	96,900			107,667

Common shares issued for services	300,000	300	2,700			3,000

Common shares issued in settlement of debt obligation	5,000,000	5,000	45,000			50,000

Net loss - December 31, 2011					(833,060)	(833,060)

Balance, December 31, 2011	292,903,333	$292,903	$2,043,822	–	$(1,868,908)	$467,817

Purchase of treasury shares				(1,525)		(1,525)

Stock-based compensation	3,000,000	3,000	27,000			30,000

Common shares issued for services	3,255,556	3,256	28,744			32,000

Common shares issued for cash	8,000,000	8,000	112,000			120,000

Common shares issued, not previously recognized-Note 13	3,000,000	3,000	(3,000)			–

Net loss - September 30, 2012					(612,453)	(612,453)

Balance, September 30, 2012	310,158,889	$310,159	$2,208,566	$(1,525)	$(2,481,361)	$35,839

The accompanying notes are an integral part of these financial statements.

F-3

Boreal Water Collection, Inc.

STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2012	2011

Cash flows from operations
Net income (loss)	$(612,453)	$(678,424)
Adjustment to reconcile net loss to net cash:
Depreciation and amortization	331,440	324,900
Stock-based compensation	30,000	261,397
Stock issued for services	32,000	–
Adjustment of allowance for doubtful accounts	(7,886)	–
Gain on sale of fixed asset	(567)	–
Changes in operating assets and liabilities:
Accounts receivable	(32,609)	43,110
Inventory	(161,480)	(73,372)
Prepaid expenses	(7,342)	(27,880)
Employee advances	–	400
Security deposits refunded	25,340	–
Accounts payable and accrued expenses	197,363	(107,377)
Deferred revenue	(12,292)	2,454
Net cash used for operating activities	(218,486)	(254,792)

Cash Flows from investing activities
Proceeds from sale of fixed asset	3,000	–
Purchases of property and equipment	(11,948)	(20,908)

Net cash provided by (used for) investing activities	(8,948)	(20,908)

Cash flows from financing activities
Issuance of common stock	120,000	143,575
Deposit on purchases of common shares	65,000	–
Related party advances	106,111	26,442
Advances from officer	–	140,882
Payments on capital lease obligation	–	(12,381)
Payments against loan payment - property taxes	(63,335)	–
Payments on equipment loan	(40,000)	–
Payments against mortgage payable to bank	–	(60,000)
Purchase of treasury shares, at cost	(1,525)	–

Net cash provided by financing activities	186,251	238,518

Net increase (decrease) in cash	(41,183)	(37,182)
Cash, beginning of period	68,345	38,393
Cash, end of period	$27,162	$1,211

Supplemental disclosures:
Cash paid during the year for:
Interest	$20,393	$70,286
Non-cash investing and financing transactions:
Issuance of 5,952,500 shares of common stock in connection with the conversion of debt obligation	$–	$5,953
Issuance of 5,331,494 shares of common stock in settlement of unpaid wages	$–	$91,397
Issuance of 3,000,000 shares of common stock in connection with stock based compensation	$30,000	$–
Issuance of 3,255,556 shares of common stock in connection with professional services rendered	$32,000	$–
Conversion of unpaid property taxes from accounts payable to loan payable – County of Sullivan	$–	$200,056

The accompanying notes are an integral part of these financial statements.

F-4

Boreal Water Collection, Inc.

Notes to Financial Statements

September 30, 2012

(Unaudited)

Note 1—Description of Business and Corporate Information

Organization

Boreal Water Collection, Inc. (“Boreal” or the “Company”) was incorporated in the State of Nevada on August 21, 2001. The Company is trading on the OTC under the symbol (BRWC.PK).

The Company has operated under various names since incorporation, most recently Canadian Blue Gold, Inc. from October 2007 to March 2008, when the name was changed to Boreal Water Collection, Inc.

In April 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc., operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York. The Company is a personalized bottled water company specializing in premium custom bottled water, as a contract packer of bottled water focused on value-added products and services. The Company currently offers four types of water: spring, sparkling, distilled and enhanced water, which is customized with minerals and oxygen. The Company was originally founded in 1884.

Accounting period

The Company has adopted an annual accounting period of January through December.

Note 2—Summary of significant accounting principles

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements, as well as their related disclosures. Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could significantly differ from those estimates.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of cash in banks, free credit on investment accounts and money market accounts.

Foreign currency translation

The Company complies with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 830, “Foreign Currency Matters.” Monetary items are translated at the exchange rate in effect at the balance sheet date; non-monetary items are translated at historical exchange rates. Income and expense items are translated at the average exchange rate for the year. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Revenue recognition

In accordance with the FASB ASC Topic 605, “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. The Company recognizes revenue on the date the product is shipped, whether it is shipped f.o.b. destination or f.o.b. shipping point, due to the short distance and time it takes for the product to reach its final destination. Product is sold to customers on credit terms established on an individual basis. The credit factors used include historical performance, current economic conditions, and the nature and volume of the product. The company offers very few discounts, allowances, coupons, or other similar incentive programs. Net sales are determined after deduction of any promotional or other allowances in accordance with FASB ASC Topic 605-50. The Company offers its customers a right to return product previously shipped, and when the product is actually return, the customer’s account credited for the full value of the returned product. The Company’s normal shipping terms f.o.b. destination, which designates that the Company will pay shipping costs and remain responsible for the goods until the buyer takes possession and f.o.b. shipping point, which indicates that the buyer will pay for shipping costs and takes responsibility for the product when the product is shipped from the Company’s premise. New and certain large customers, which require the purchase of unique materials, are required to pay the Company in advance of production. This helps the Company avoid bad debts and scamming customers. These advances are recorded as deferred revenue. Revenue is recognized when the product is shipped to the customer; the deferred revenue account is then reduced accordingly.

F-5

Boreal Water Collection, Inc.

Notes to Financial Statements

September 30, 2012

(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Revenue recognition (continued)

Taxes collected from customers and remitted to governmental authorities are excluded from net sales. Freight-in is included in cost of sales and freight charged to customers is included in sales in the Company’s statements of operations. Delivery and related shipping costs are included in sales and general administrative expenses.

Accounts receivable

The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s recent loss history and an overall assessment of past due trade accounts receivable outstanding. In accordance with FASB ASC Topic 210-20-45, the Company presents accounts receivable in its balance sheet net of promotional allowances only for customers that it allows net settlement. All other accounts receivable and related promotional allowances are shown on a gross basis.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance are expensed as incurred while betterments and improvements are capitalized. When items are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in operations.

The Company provides for depreciation and amortization over the following estimated useful lives:

Building	40	years
Land improvements	15	years
Machinery and equipment	5-7	years
Computer equipment	3	years
Office equipment	7	years
Trucks and trailers	5	years

Long-Lived Assets

In accordance with FASB ASC Topic 360 “Property, Plant, and Equipment,” the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.

F-6

Boreal Water Collection, Inc.

Notes to Financial Statements

September 30, 2012

(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under FASB ASC Topic 825, “Financial Instruments,” approximate their carrying amounts presented in the accompanying balance sheet at September 30, 2012 and December 31, 2011.

Inventories

Inventory is valued at the lower of cost or market, cost being determined by the first-in, first-out (FIFO) method. Obsolete items are carried at estimated net realizable value.

Earnings per share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Basic earnings per common share ("EPS") calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740 “Income Taxes”, which requires accounting for deferred income taxes under the asset and liability method. Deferred income tax asset and liabilities are computed for difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in the Company’s consolidated financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from tax authorities.

When facts and circumstances change, the Company reassesses these probabilities and records any changes in the consolidated financial statements as appropriate.

In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce stockholders’ equity. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better consolidated financial statement comparability among different entities. Management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof. Generally, the tax filings are no longer subject to income tax examinations by major taxing authorities for years before 2008. Any potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, state and local tax laws.  The Company's management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

F-7

Boreal Water Collection, Inc.

Notes to Financial Statements

September 30, 2012

(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Income Taxes (continued)

Interest and Penalty Recognition on Unrecognized Tax Benefits

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other operational expenses. No interest expense or penalties have been recognized as of and for the six month period ended September 30, 2012.

Comprehensive Income

The Company complies with FASB ASC Topic 220, “Comprehensive Income,” which establishes rules for the reporting and display of comprehensive income (loss) and its components. FASB ASC Topic 220 requires the Company’ to reflect as a separate component of stockholders’ equity items of comprehensive income.

Stock-Based Compensation

The Company complies with FASB ASC Topic 718 “Compensation – Stock Compensation,” which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB ASC Topic 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FASB ASC Topic 718 requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award the requisite service period (usually the vesting period). No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. Based on restricted stock awards granted to employees during the nine month periods ended September 30, 2012 and 2011, the Company recorded $30,000 and $261,397, respectively, as compensation expense under FASB ASC 718.

Nonemployee awards

The fair value of equity instruments issued to a nonemployee is measured by using the stock price and other measurement assumptions as of the date of either: (i) a commitment for performance by the nonemployee has been reached; or (ii) the counterparty’s performance is complete. Expenses related to nonemployee awards are generally recognized in the same period and in the same period as the Company incurs the related liability for goods and services received. The Company recorded stock compensation of approximately $32,000 and $-0- during the nine month periods ended September 30, 2012 and 2011, respectively, related to consulting services.

Valuation of Investments in Securities at Fair Value—Definition and Hierarchy

In accordance with GAAP, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. In accordance with GAAP, a fair value hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

F-8

Boreal Water Collection, Inc.

Notes to Financial Statements

September 30, 2012

(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Valuation of Investments in Securities at Fair Value—Definition and Hierarchy (continued)

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities the Company has the ability to access.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors including, the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined.

Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many securities. This condition could cause a security to be reclassified to a lower level within the fair value hierarchy.

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular instruments. Changes in assumptions or in market conditions could significantly affect the estimates. The carrying amount of all other financial assets and liabilities, including the mortgage payable, approximates fair value.

Valuation Techniques

The Company values investments in securities that are freely tradable and are listed on a national securities exchange or reported on the NASDAQ national market at their last sales price as of the last business day of the year.

Government Bonds

The fair value of sovereign government bonds is generally based on quoted prices in active markets. When quoted prices are not available, fair value is determined based on a valuation model that uses inputs that include interest-rate yield curves, cross-currency-basis index spreads, and country credit spreads similar to the bond in terms of issuer, maturity and seniority.

F-9

Boreal Water Collection, Inc.

Notes to Financial Statements

September 30, 2012

(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Certificate of Deposits

The fair values of the bank certificate of deposits are based on the face value of the certificate of deposits

Recently Adopted Accounting Pronouncements

On June 16, 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income (Topic 220),” which requires companies to report total net income, each component of comprehensive income, and total comprehensive income on the face of the income statement, or as two consecutive statements. The components of comprehensive income will not be changed, nor does the ASU affect how earnings per share is calculated or reported. These amendments will be reported retrospectively upon adoption. The adoption of the ASU will be required for the Company’s September 30, 2012 quarterly filing, and is not expected to have a material impact on the Company.

In May 2011, the FASB issued an accounting standard update which works to achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. The update both clarifies the FASB’s intent about the application of existing fair value guidance, and also changes certain principles regarding measurement and disclosure.  The update is effective prospectively and is effective for annual periods beginning after December 15, 2011. Early application is permitted for interim periods beginning after December 15, 2011. The Company is currently evaluating the effect the update will have on its consolidated financial statements.

In January 2010, the FASB issued an accounting standard update on fair value measurements and disclosures. The update requires more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009; except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this update did not have an effect on the Company’s consolidated financial statements.

Concentration of Credit Risk

The Company maintains its cash and cash equivalents in bank deposit accounts, which, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

F-10

Boreal Water Collection, Inc.

Notes to Financial Statements

September 30, 2012

(Unaudited)

Note 3—Going concern

The accompanying financial statements have been prepared assuming that the company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Currently, the Company has a minimum cash balance available for the payment of ongoing operating expenses, and its operations is not providing a source of funds from revenues sufficient to cover its operational costs to allow it to continue as a going concern. The continued operations of the Company is dependent upon generating profits from operations and raising sufficient capital through placement of its common stock or issuance of debt securities, which would enable the Company to carry out its business plan.

In the event we do not generate sufficient funds from revenues or financing through the issuance of our common stock or from debt financing, we may be unable to fully implement our business plan and pay our obligations as they become due, any of which circumstances would have a material adverse effect on our business prospects, financial condition and results of operations.

The accompanying financial statements do not include any adjustments that might be required should the company be unable to recover the value of its assets or satisfy its liabilities

Note 4—Property and Equipment

Equipment consists of the following categories at September 30, 2012 and December 31, 2011:

	September 30,	December 31,
	2012	2011

Building	$2,376,000	$2,376,000
Land	324,000	324,000
Leasehold improvements	31,140	23,890
Furniture & fixtures	16,997	16,997
Computer equipment	26,169	26,169
Machinery and equipment	1,048,179	1,045,479
Transportation equipment	54,000	59,300
Other	170,310	170,310
	4,046,795	4,042,145
Less: accumulated depreciation	808,409	635,134
Total	$3,238,386	$3,407,011

F-11

Boreal Water Collection, Inc.

Notes to Financial Statements

September 30, 2012

(Unaudited)

Note 5—License

On December 17, 2007, the Company entered into an exclusive licensing agreement (“Agreement”) with a Canadian bottle water company to distribute, sell, advertise, promote, and market under private label, its products in the United States., with an original cost of $2.0 million. The Agreement was subsequently revised and replaced with a new Agreement on June 16, 2008 at a cost of $1.022 million. The Company’s president and CEO is the principal shareholder of the Canadian company. The license is being amortized over a five year period from June 16, 2008. At September 30, 2012 and December 31, 2011, the unamortized balance is as follows:

	September 30,	December 31,
	2012	2011
License:
Cost of license	$1,022,000	$1,022,000
Accumulated amortization	885,734	732,434

License, net	$136,266	$289,566

Future amortization of license:
Year ended:
2012	$102,201
2013	85,165
	$187,366

Note 6—Stockholders’ Equity

On April 25, 2011, the Company issued 5,000,000 shares of its $0.001 par value common stock in settlement of a debt obligation.

On May 9, 2011, the Company issued 3.4 million shares of its $0.001 par value common stock to its employees as bonuses. We valued these shares at $0.05 per share.

On May 10, 2011, the Company issued 10.0 million shares of its $0.001 par value common stock to a third party investor for a cash payment of $143,575.

On May 10, 2011, the Company issued 5,331,494 shares of its $0.001 par value common stock to its president and CEO in settlement of unpaid wages. We valued these shares at $0.01 per share.

On May 23, 2011, the Company issued 5,952,500 shares of its $0.001 par value common stock in settlement of a debt obligation.

On September 1, 2011, the Company issued 10,766,700 shares of its $0 .001 par value common stock in settlement of a debt obligation.

On December 5, 2011, the Company issued 300,000 shares of its $0.001 par value common stock for services rendered. We valued these shares at $0.01 per share.

On January 23, 2012, The Company issued 3.0 million shares of its $0.001 par value common stock to its employees as bonuses. We valued these shares at $0.01 per share.

F-12

Boreal Water Collection, Inc.

Notes to Financial Statements

September 30, 2012

(Unaudited)

Note 6—Stockholders’ Equity (continued)

On January 23, 2012, the Company issued 1.8 million shares of its $0.001 par value common stock for services rendered. We valued these shares at $0.01 per share.

On February 2, 2012, the Company paid $1,525, or $0.01525 per share, to purchased 100,000 of its $0.001 par value common stock as treasury shares.

On May 1, 2012, the Company issued 955,556 shares of its $0.001 par value common stock for services rendered. We valued these shares at $0.01 per share.

On May 7, 2012, the Company issued 1.5 million shares of its $0.001 par value common stock to a third party investor for a cash payment of $30,000.

On June 11, 2012, the Company issued 500,000 shares of its $0.001 par value common stock for services rendered. We valued these shares at $0.01 per share.

On July 12, 2012, the Company issued 6.5 million shares of its $0.001 par value common stock to a third party investor for a cash payment of $90,000.

On September 30, 2012, the Company recognized the issuance to an entity of its $0.001 par value common stock, issued at a prior date, but not previously recognized, because the shares were obtained from the Company in an illegal manner. See Note 13 for further discussion.

Note 7—Income Taxes

At September 30, 2012, the Company had approximately $3.9 million of net operating losses (“NOL”) carry-forwards for federal and state income purposes. These losses are available for future years and expire through 2032. Utilization of these losses may be severely or completely limited if the Company undergoes an ownership change pursuant to Internal Revenue Code Section 382.

The tax effects of temporary differences and carry forwards that give rise to deferred tax assets and liabilities consist of the following:

	September 30,	December 31,
	2012	2011
Deferred tax assets:
Net operating loss carryforwards	$1,567,000	$1,327,000
Other temporary differences	–	–
Deferred tax assets	1,567,000	1,327,000
Less: Valuation allowance	(1,567,000)	(1,327,000)
Net deferred tax asset	$–	$–

Deferred tax liabilities:
Difference between book and tax basis of assets acquired in bargain asset purchase	$(883,185)	$(883,185)

Net deferred tax assets (liabilities)	$(883,185)	$(883,185)

The Company has taken a full valuation allowance against the other timing differences and the deferred asset attributable to the NOL carry-forwards of approximately  $1,567,000 and $1,327,000 at September 30, 2012 and December 31, 2011, respectively, due to the uncertainty of realizing the future tax benefits.

The Company did not pay any income taxes during the nine month period ended September 30, 2012 or the year ended December 31, 2011.

F-13

Boreal Water Collection, Inc.

Notes to Financial Statements

September 30, 2012

(Unaudited)

Note 8—Line of Credit

During 2009, the Company obtained a line of credit with a commercial bank in the amount of $250,000. The line of credit is secured by the Company’s accounts receivable and inventory. At September 30, 2012, the Company owed $250,000 against the line of credit at an annual interest rate of 5.25%.

Note 9—Short-Term Debt

In April 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc. (“Reynolds”), operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York (See Note 12). In connection with the acquisition of these assets, the Company assumed a $1.9 million mortgage that was due a commercial bank (“Bank”) against a building and land, included as part of the total assets acquired from Reynolds. On April 3, 2009, the Company entered into a Mortgage Consolidation, Modification and Extension Agreement with the Bank. The Company was required to make interest payments only through April 3, 2011, at which time the entire principal balance was due the Bank. Monthly interest is based on 90-day Libor at 4.50%. The $1.9 million mortgage is personally guaranteed by the Company’s chief executive officer. The balance due against this mortgage at December 31, 2011 was $1,840,000. The balance due the Bank on April 3, 2011 was not paid putting the Company in default under the terms of the original agreement. The Company entered into a Forbearance Agreement (“Agreement”) on May 31, 2011, and upon expiration of that Agreement, the Company entered into an extension to the Agreement on October 3, 2011, which extended the Agreement period until April 3, 2012. On April 3, 2012, the Agreement period was further extended until October 3, 2012. On October 3, 2012 the forbearance agreement expired and the company is currently is in default its mortgage obligation. The Company is presently negotiating with a finance company to pay back the mortgage that is due to Wells Fargo Bank. There is no guarantee or assurance we will be able to close any loan arrangement to repay our current mortgage with Wells Fargo Bank.

Under the terms of the May 31, 2011 Agreement, the Company was required to make monthly principal payments of $15,000 plus all accrued and unpaid interest on the debt obligation. The Company was also assessed a forbearance fee of $19,000, and it was required to provide evidence acceptable to the commercial bank that the Company and Sullivan County had agree to a payment plan for real estate taxes that were in arrears as of the date of the Agreement. The interest rate based on 90-day Libor rate of 4.0% did not change as a result of the Forbearance Agreement. All loan documents and the Security Agreement remained in full force and effect in accordance with the original terms. Under the terms of the October 3, 2011 Agreement, the commercial bank waived the $15,000 monthly principal payments, but not the interest payments. An additional $19,000 forbearance fee was assessed. All other terms of the original note obligation and the May 31, 2011 Agreement remained in full force and effect. The interest rate based on 90-day Libor rate of 4.625% did not change as a result of this Forbearance Agreement. Under the terms of the April 3, 2012 Agreement, the commercial bank assessed an additional forbearance fee of $19,000, continued to waive the monthly $15,000 principal payment, but not the monthly interest payments. All other terms of the original note obligation and the May 31, 2011 Agreement remained in full force and effect. The 90-day Libor rate of 4.5% did not change as a result of this Forbearance Agreement.

On October 24, 2011, the Company purchased distiller equipment for $75,000. The sale contract provided for a deposit of $5,000, with an additional $5,000 on November 1, 2011 and the balance of $65,000 to be paid on or before November 16, 2011. As of September 30, 2012 and December 31, 2011, the Company owed a total of $15,000 and 55,000, respectively, putting the Company in default under terms of the contract. The Company continues making payments and is working with the financing organization to resolve its default position.

On May 31, 2011, the Company entered into a payment arrangement (“Agreement”) with the County of Sullivan for payment of past due property taxes. The Agreement provides for a down payment of approximately $30,000, which was equal to 15.0% of the eligible delinquent taxes, with the balance of $192,153 due in 24 monthly payments of principal and interest of $8,006. The $30,000 down payment was paid on May 31, 2011. As part of the Agreement, the County of Sullivan will obtain a Judgment of Foreclosure, however, the County of Sullivan acknowledges that it will not take title of the property, unless and until the Company is in default and breached the terms within the Agreement, and further it will not take title sooner than two years from the date of the levy of the earliest outstanding lien. At September 30, 2012 and December 31, 2011, the balance due against this note was approximately $61,000 and $125,000, respectively.

F-14

Boreal Water Collection, Inc.

Notes to Financial Statements

September 30, 2012

(Unaudited)

Note 10—Related Party

On May 10, 2011, the Company issued 5,331,494 shares of its $0.001 par value common stock to its president and CEO in settlement of unpaid wages from the year 2010.

At September 30, 2012 and December 31, 2011, the Company owed a related party approximately $231,523 and $125,000, respectively, for ongoing operating and purchase transactions with the related party company.

Note 11—Commitments and Contingencies

The Company is party to a forty year exclusive agreement (“Agreement”), with an original effective date of November 1, 1995, modified on April 25, 2000, to reduce certain minimum guarantee and compensation provisions of the Agreement. The Agreement provides that the Company shall draw not less than seven million (7,000,000) gallons or water from certain springs on an annual basis. During the remainder of the first twenty-five (25) years of the Agreement, the Company pays one cent ($0.01 per gallon for the first five million (5,000,000) gallons of water drawn and three-fourth of one cent ($0.0075) for all gallonage thereafter, but not less than $65,000 per year regardless of the actual gallonage drawn, payable in monthly installments of $5,416. In event that drought or other conditions reduce the capacity of the springs, so that the springs cannot meet the minimum guarantee, the minimum guarantee shall be reduced in accordance with an agreed to formula. For the last fifteen years of the agreement, which expires October 31, 2035, the Agreement provides that the Company shall pay one and one-quarter cents ($0.0125) per gallon for the first five million (5,000,000) gallons and for gallons thereafter the Company shall pay one cent ($0.01) per gallon, with an annual minimum of $82,500, payable in monthly installments of $6,875. The Company is responsible for all maintenance and repairs, utilities, and capital improvement costs incurred in connection with the water collection facility, which includes storage tanks, a pump building, piping, and other related equipment necessary for and related to the harvesting of water from the springs. The Agreement also provides that the owner of springs may sell water from the springs under certain conditions, provided, however, that the charge per gallon sold shall not be less than the price per gallon paid by the Company, with such proceeds divided equally between the Company and the owner. The Company has an option of first refusal in the event that the owner enters into an agreement for the sale of all or a portion of the real property, which includes the springs located on the real property. Upon execution of a valid binding contract between the owner and a third party, which contract shall be made subject to the terms of the option, the owner shall provide the Company a copy of the contract and it shall have thirty (30) days from date of delivery or mailing within which to exercise its option by delivering to the owner a check in the amount of the contract deposit, in which event the owner and the Company shall be bound by the contract sale.

The future minimum payments due under the terms of the Agreement are as follows:

Years Ending December 31,
2012	$16,248
2013	65,000
2014	65,000
2015	65,000
2016	65,000
Thereafter	1,421,667
$1,697,915

Note 12—Acquisition

On April 3, 2009, the Company acquired substantially all of the assets of A.T. Reynolds & Sons, Inc. (other than assets related to its home/office delivery business), a New York spring water company, which was at the time a debtor in possession under Chapter 11 of the US Bankruptcy Code (“Seller”). The purchase price paid by the Company was $2.050 million, consisting of $150,000 in cash and the assumption of $1.9 million of indebtedness of the Seller. The Company assumed a $1.9 million mortgage and recorded a gain on bargain purchase of the assets in the amount of $1,324,778.

F-15

Boreal Water Collection, Inc.

Notes to Financial Statements

September 30, 2012

(Unaudited)

Note 13—Litigation

On April 20, 2009, Dowser, LLC (“Dowser”) commenced action against the Company and Boreal Water, Inc., as defendants in the United States District Court for the Southern District of New York, alleging breach of contract arising out of the Company’s purchase of certain assets in the Chapter 11 Bankruptcy Case in Re A.T. Reynolds & Sons, Inc. Case No. 08-37739 (cgm), pending in the United States Bankruptcy Court, Southern District of New York, Poughkeepsie Division (“Reynolds Bankruptcy”). As alleged in its complaint, Dowser seeks alleged “actual and consequential damages in the amount to be determined at trial, but believe to exceed $3.5 million plus interest.

On June 12, 2009, the Company submitted its answer in the Dowser Action, denying liability and asserting various affirmative defenses, including, among other things, failure to condition precedent and the Bankruptcy Court Orders regarding the sale of the assets to the Company. The Company intends to vigorously defend the Dowser Action, whether in the District Court, or in the Poughkeepsie Bankruptcy Court. Management believes the lawsuit is without merit; however, the outcome of any litigation is inherently uncertain, and if decided adversely to the Company, the Company may be subject to liability that could have a material adverse affect on the Company’s financial position, liquidity, and results of operations.

One of the attorneys with the firm that has been defending the Company has been identified as a potential witness in the Dowser action and the law firm has withdrawn as counsel for the Company, with the Company’s knowledge and consent. The Company engaged new counsel on March 15, 2011. Certain depositions were provided in the fall of 2011. The parties to this action have now reached an out of court settlement and the Company has granted an exclusive master bottling rights to Dowser to bottle Leisure Time water in 3, 5, and 6 gallon refillable containers.

A “Summons with Notice” (but not a Complaint), naming BRWC, Mrs. Lavoie and Mr. Cortellazi, who was a Canadian citizen trying to buy controlling interest in the Company during 2011, as defendants, was filed on March 14, 2012 in the Sullivan County, New York Supreme Court (and later served on BRWC and Mrs. Lavoie) by counsel for plaintiffs (the proposed CEO and former Boreal employee, who were brought into the negotiations by Mr. Cortellazi, to assist him in his effort to buy controlling interest of the Company from Mrs. Lavoie). The index number of the court filing is 2012-676. The Company and Mrs. Lavoie have retained counsel. At this time, it is not possible to provide an estimate of the range of loss in this matter.

A Complaint has since been served, seeking damages totaling $53,600 plus $15,000 in attorney’s fees, alleging violations of Article 11 of New York’s General Obligations Law. Defendants BRWC and Mrs. Lavoie have filed an Answer and Counterclaims, dated September 24, 2012. Counterclaims have been filed against Cortellazi, who has admitted his role in the scheme, and others for fraud, defamation and slander, and damages, including punitive damages and attorney’s fees. At this time, it is not possible to provide an estimate of the range of loss in this matter.

The Company may be defendant in various suits and claims that arise in the normal course of business. In the opinion of management, the ultimate disposition of these other suits and claims will have no material effect on the Company’s financial position, liquidity, or results of operations.

F-16

Patrick Rodgers, CPA, PA

309 E. Citrus Street

Altamonte Springs, FL 32701

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Boreal Water Collection, Inc.

I have audited the accompanying balance sheets of Boreal Water Collection, Inc. (the “Company”) as of December 31, 2011 and 2010 and the statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2011 and 2010. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. I was not engaged to perform an audit of its internal control over financial reporting. My audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, these financial statements present fairly, in all material respects, the financial position of Boreal Water Collection, Inc. as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has a minimum cash balance available for payment of ongoing operating expenses, has experienced losses from operations since inception, and it does not have a source of revenue sufficient to cover its operating costs. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Patrick Rodgers, CPA, PA

Patrick Rodgers, CPA, PA

Altamonte Springs, Florida

April 14, 2012

Except Note 13—July 27, 2012 and

Note 2—March 6, 2013 and

Note 5—October 1, 2012

F-17

Boreal Water Collection Inc.

BALANCE SHEETS

	December 31,
	2011	2010

ASSETS

Current assets
Cash and cash equivalents	$68,345	$38,393
Accounts receivable, less allowance for doubtful accounts of $16,000 at December 31, 2011 and 2010, respectively	91,327	175,960
Inventory	136,875	150,771
Prepaids	56,946	42,352
Advances to employees	–	400
Total current assets	353,493	407,876

Property and equipment, net of accumulated depreciation	3,407,011	3,535,225

Other assets
License, net of accumulated amortization of $732,434 and $528,033 at December 31, 2011 and 2011, respectively	289,566	493,967
Security deposit	29,840	29,840
Total other assets	319,406	523,807

Total assets	$4,079,910	$4,466,908

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of capital lease payable	$–	$12,381
Line of credit	250,000	250,000
Loan payable - property taxes	85,973	–
Loan payable - equipment	55,000	–
Mortgage payable - bank	1,840,000	–
Accounts payable and accrued expenses	321,607	485,858
Deferred revenue	12,292	9,838
Due to Related Party	125,412	152,326
Total current liabilities	2,690,284	910,403

Deferred Tax Liability	883,185	883,185
Mortgage payable - bank	–	1,900,000
Long-term portion of loan payable - property taxes	38,624	–
	3,612,093	3,693,588

Stockholders' equity
Common stock, $.001 par value; 600,000,000 shares authorized, 292,903,333 and 252,152,639 shares issued and outstanding at December 31, 2011 and 2010, respectively	292,903	252,152
Additional paid-in capital	2,043,822	1,557,016
Deficit accumulated since January 10, 2006 in connection with quasi reorganization	(1,868,908)	(1,035,848)
Total stockholders' equity	467,817	773,320

Total liabilities and stockholders' equity	$4,079,910	$4,466,908

The accompanying notes are an integral part of these financial statements.

F-18

Boreal Water Collection Inc.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2011	2010

Revenue	$2,658,608	$2,519,823
Cost of sales	1,800,871	1,801,454
Gross profit	857,737	718,369

Operating Expenses

Selling and general and administrative	1,151,507	990,355
Depreciation and amortization	440,065	432,687

Total expenses	1,591,572	1,423,042

Net operating income	(733,835)	(704,673)

Other income (expense)

Interest income	–	1,094
Rental income		23,963
Gain on sale of equipment	–	(2,000)
Interest expense	(99,225)	(105,262)

Total other income (expense)	(99,225)	(82,205)

Net income (loss) before income taxes	(833,060)	(786,878)

Provision for income taxes	–	–

Net income (loss)	$(833,060)	$(786,878)

Net loss per weighted share, basic and fully diluted	$(0.00)	$(0.01)

Weighted average number of common shares outstanding, basic and fully diluted	274,920,020	111,906,509

The accompanying notes are an integral part of these financial statements.

F-19

Boreal Water Collection, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional
	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance, December 31, 2009	25,605,139	$25,605	$1,312,559	$(248,970)	$1,089,194

Common shares issued for cash	43,437,790	43,437	17,618		61,055

Common shares issued in settlement of debt obligations	181,562,210	181,562	73,637		255,199

Common shares issued in settlement of debt obligation and accrued interest	1,547,500	1,548	153,202		154,750

Net loss				(786,878)	(786,878)

Balance, December 31, 2010	252,152,639	$252,152	$1,557,016	$(1,035,848)	$773,320

Common shares issued in settlementof debt obligation	5,952,500	5,953	(5,953)		–

Stock-based compensation	3,400,000	3,400	166,600		170,000

Common shares issued for cash	10,000,000	10,000	133,575		143,575

Common stock issued in settlement of unpaid wages	5,331,494	5,331	47,984		53,315

Common shares issued In settlement of debt obligation	10,766,700	10,767	96,900		107,667

Common stock issued for services	300,000	300	2,700		3,000

Common shares issued in settlement of debt obligation	5,000,000	5,000	45,000		50,000

Net loss - December 31, 2011				(833,060)	(833,060)

Balance, December 31, 2011	292,903,333	$292,903	$2,043,822	$(1,868,908)	$467,817

The accompanying notes are an integral part of these financial statements.

F-20

Boreal Water Collection, Inc.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010
Cash flows from operations
Net income (loss)	$(833,060)	$(786,878)
Adjustment to reconcile net loss to net cash:
Depreciation and amortization	440,065	432,687
Stock-based compensation	226,315	–
Loss (gain) on sale of fixed assets	–	2,000
Gain on bargain purchase of assets	–	–
Changes in operating assets and liabilities:
Accounts receivable	84,633	(35,515)
Inventory	13,896	20,539
Employee advances	400	15,206
Accounts payable and accrued expenses	24,811	140,688
Deferred revenue	2,454	(1,509)
Prepaid expenses	(14,594)	21,773
Net cash provided by (used for) operating activities	(55,080)	(191,009)
Cash Flows from investing activities
Purchases of property and equipment	(21,504)	(30,301)
Proceeds from sale of equipment	–	6,000
Net cash used for investing activities	(21,504)	(24,301)
Cash flows from financing activities
Issuance of common stock	143,575	61,055
Related party advances, net	130,753	34,955
Payments against equipment financing note	(20,000)
Proceeds from short-term borrowing	–	150,000
Payments against loan payment - property taxes	(75,500)
Payments on capital lease obligation	(12,292)	(27,482)
Payments against mortgage payable to bank	(60,000)	–
Net cash provided by financing activities	106,536	218,528
Net increase (decrease) in cash	29,952	3,218
Cash, beginning of period	38,393	35,175
Cash, end of period	$68,345	$38,393
Supplemental disclosures:
Cash paid during the year for:
Interest	$70,286	$100,512
Non-cash investing and financing transactions:
Conversion of unpaid property taxes from accounts payable to loan payable – County of Sullivan	$200,056	–
Common stock issued in settlement of debt obligation	$157,667	$255,199
Common stock issued in settlement of debt obligation and accrued interest	$–	$154,750
Common stock issued in settlement of unpaid wages	$53,315	$–

The accompanying notes are an integral part of these financial statements.

F-21

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 1—Description of Business and Corporate Information

Organization

Boreal Water Collection, Inc. (“Boreal” or the “Company”) was incorporated in the State of Nevada on August 21, 2001. The Company is trading on the OTC under the symbol (BRWC.PK).

The Company has operated under various names since incorporation, most recently Canadian Blue Gold, Inc. from October 2007 to March 2008, when the name was changed to Boreal Water Collection, Inc.

In April 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc., operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York. The Company is a personalized bottled water company specializing in premium custom bottled water, as a contract packer of bottled water focused on value-added products and services. The Company currently offers three types of water: spring water, distilled water, enhanced water, which is customized with minerals, oxygen, and fluoride, and a fourth type to be added, sparkling water. The Company was originally founded in 1884.

Accounting period

The Company has adopted an annual accounting period of January through December.

Note 2—Summary of significant accounting principles

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements, as well as their related disclosures. Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could significantly differ from those estimates.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of cash in banks, free credit on investment accounts and money market accounts.

Foreign currency translation

The Company complies with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 830, “foreign Currency Maters.” Monetary items are translated at the exchange rate in effect at the balance sheet date; non-monetary items are translated at historical exchange rates. Income and expense items are translated at the average exchange rate for the year. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Revenue recognition

In accordance with the FASB ASC Topic 605, “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. The Company recognizes revenue on the date the product is shipped, whether it is shipped f.o.b. destination or f.o.b. shipping point, due to the short distance and time it takes for the product to reach its final destination. Product is sold to customers on credit terms established on an individual basis. The credit factors used include historical performance, current economic conditions, and the nature and volume of the product. The company offers very few discounts, allowances, coupons, or other similar incentive programs. Net sales are determined after deduction of any promotional or other allowances in accordance with FASB ASC Topic 605-50. The Company offers its customers a right to return product previously shipped, and when the product is actually return, the customer’s account credited for the full value of the returned product. The Company’s normal shipping terms f.o.b. destination, which designates that the Company will pay shipping costs and remain responsible for the goods until the buyer takes possession and f.o.b. shipping point, which indicates that the buyer will pay for shipping costs and takes responsibility for the product shipped from the Company’s premise. New and certain large customers, which require the purchase of unique materials, are required to pay the Company in advance of production. This helps the Company avoid bad debts and scamming customers. These advances are recorded as deferred revenue. Revenue is recognized when the product is shipped to the customer; the deferred revenue account is then reduced accordingly.

F-22

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 2—Summary of significant accounting principles (continued)

Revenue recognition (continued)

Taxes collected from customers and remitted to governmental authorities are excluded from net sales. Freight-in is included in cost of sales and freight charged to customers is included in sales in the Company’s statements of operations. Delivery and related shipping costs are included in sales and general administrative expenses.

Accounts receivable

The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s recent loss history and an overall assessment of past due trade accounts receivable outstanding. In accordance with FASB ASC Topic 210-20-45, the Company presents accounts receivable in its balance sheet net of promotional allowances only for customers that it allows net settlement. All other accounts receivable and related promotional allowances are shown on a gross basis.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance are expensed as incurred while betterments and improvements are capitalized. When items are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in operations.

The Company provides for depreciation and amortization over the following estimated useful lives:

Building	40 years
Land improvements	15 years
Machinery and equipment	5-7 years
Computer equipment	3 years
Office equipment	7 years
Trucks and trailers	5 years

Long-Lived Assets

In accordance with FASB ASC Topic 360 “Property, Plant, and Equipment,” the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under FASB ASC Topic 825, “Financial Instruments,” approximate their carrying amounts presented in the accompanying balance sheet at December 31, 2011 and 2010.

F-23

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 2—Summary of significant accounting principles (continued)

Inventories

Inventory is valued at the lower of cost or market, cost being determined by the first-in, first-out (FIFO) method. Obsolete items are carried at estimated net realizable value. Components of inventory at December 31, 2011 and 2010 consists of the following:

	As of December 31,
	2011	2010

Finished goods	$5,679	$21,660
Raw materials	131,196	129,111

Total inventory	$136,875	$150,771

Earnings per share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Basic earnings per common share ("EPS") calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740 “Income Taxes”, which requires accounting for deferred income taxes under the asset and liability method. Deferred income tax asset and liabilities are computed for difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in the Company’s consolidated financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from tax authorities. When facts and circumstances change, the Company reassesses these probabilities and records any changes in the consolidated financial statements as appropriate.

In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce stockholders’ equity. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better consolidated financial statement comparability among different entities. Management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof. Generally, the tax filings are no longer subject to income tax examinations by major taxing authorities for years before 2008. Any potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, state and local tax laws.  The Company's management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Interest and Penalty Recognition on Unrecognized Tax Benefits

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other operational expenses. No interest expense or penalties have been recognized as of and for the years ended December 31, 2011 and 2010.

F-24

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 2—Summary of significant accounting principles (continued)

Comprehensive Income

The Company complies with FASB ASC Topic 220, “Comprehensive Income,” which establishes rules for the reporting and display of comprehensive income (loss) and its components. FASB ASC Topic 220 requires the Company’ to reflect as a separate component of stockholders’ equity items of comprehensive income. The Company had no items of comprehensive income in the years ended December 31, 2011 and 2010.

Stock-Based Compensation

The Company complies with FASB ASC Topic 718 “Compensation – Stock Compensation,” which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB ASC Topic 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FASB ASC Topic 718 requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award the requisite service period (usually the vesting period). No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. No stock options were issued were issued to employees or non-employees during the year ended December 31, 2011 and 2010; as a result, the Company recorded no compensation expense for stock options under FASB ASC 718. Based on restricted stock awards granted to employees during the year ended December 31, 2011, the Company recorded $223,315, as compensation expense under FASB ASC 718.

Nonemployee awards

The fair value of equity instruments issued to a nonemployee is measured by using the stock price and other measurement assumptions as of the date of either: (i) a commitment for performance by the nonemployee has been reached; or (ii) the counterparty’s performance is complete. Expenses related to nonemployee awards are generally recognized in the same period and in the same period as the Company incurs the related liability for goods and services received. The Company recorded stock compensation of approximately $3,000 and $-0- during the years ended December 31, 2011 and 2010, respectively, related to consulting services.

Valuation of Investments in Securities at Fair Value—Definition and Hierarchy

In accordance with GAAP, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. In accordance with GAAP, a fair value hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities the Company has the ability to access.

Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

F-25

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 2—Summary of significant accounting principles (continued)

Valuation of Investments in Securities at Fair Value—Definition and Hierarchy (continued)

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors including, the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined.

Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many securities. This condition could cause a security to be reclassified to a lower level within the fair value hierarchy.

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular instruments. Changes in assumptions or in market conditions could significantly affect the estimates. At December 31, 2011 and 2010, the fair value of the mortgage payable was $1,846,000 and $1,904,000, respectively; the carry value of the mortgage payable at the same dates was $1,840,000 and $1,900,000, respectively. The inputs into these fair value calculations reflect our market assumptions and are not observable. Consequently, the inputs are considered to be level 3 as specified in the fair value hierarchy of ASC Topic 820, “Fair Value Measurements and Disclosures.”

Valuation Techniques

The Company values investments in securities that are freely tradable and are listed on a national securities exchange or reported on the NASDAQ national market at their last sales price as of the last business day of the year.

Government Bonds

The fair value of sovereign government bonds is generally based on quoted prices in active markets. When quoted prices are not available, fair value is determined based on a valuation model that uses inputs that include interest-rate yield curves, cross-currency-basis index spreads, and country credit spreads similar to the bond in terms of issuer, maturity and seniority.

Certificate of Deposits

The fair values of the bank certificate of deposits are based on the face value of the certificate of deposits.

F-26

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 2—Summary of significant accounting principles (continued)

Recently Adopted Accounting Pronouncements

On June 16, 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income (Topic 220),” which requires companies to report total net income, each component of comprehensive income, and total comprehensive income on the face of the income statement, or as two consecutive statements. The components of comprehensive income will not be changed, nor does the ASU affect how earnings per share is calculated or reported. These amendments will be reported retrospectively upon adoption. The adoption of the ASU will be required for the Company’s March 31, 2012 quarterly filing, and is not expected to have a material impact on the Company.

In May 2011, the FASB issued an accounting standard update which works to achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. The update both clarifies the FASB’s intent about the application of existing fair value guidance, and also changes certain principles regarding measurement and disclosure.  The update is effective prospectively and is effective for annual periods beginning after December 15, 2011. Early application is permitted for interim periods beginning after December 15, 2011. The Company is currently evaluating the effect the update will have on its consolidated financial statements.

In January 2010, the FASB issued an accounting standard update on fair value measurements and disclosures. The update requires more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009; except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this update did not have an effect on the Company’s consolidated financial statements.

Concentration of Credit Risk

The Company maintains its cash and cash equivalents in bank deposit accounts, which, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

Note 3—Going concern

The accompanying financial statements have been prepared assuming that the company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Currently, the Company has a minimum cash balance available for the payment of ongoing operating expenses, and its operations is not providing a source of funds from revenues sufficient to cover its operational costs to allow it to continue as a going concern. The continued operations of the Company is dependent upon generating profits from operations and raising sufficient capital through placement of its common stock or issuance of debt securities, which would enable the Company to carry out its business plan.

In the event we do not generate sufficient funds from revenues or financing through the issuance of our common stock or from debt financing, we may be unable to fully implement our business plan and pay our obligations as they become due, any of which circumstances would have a material adverse effect on our business prospects, financial condition, and results of operations. The accompanying financial statements do not include any adjustments that might be required should the company be unable to recover the value of its assets or satisfy its liabilities.

F-27

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 4—Property and Equipment

Equipment consists of the following categories at December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
Building	$2,376,000	$2,376,000
Land	324,000	324,000
Leasehold improvements	23,890	16,147
Furniture & fixtures	16,997	16,997
Computer equipment	26,169	25,765
Machinery and equipment	1,045,479	957,122
Transportation equipment	59,300	59,300
Other	170,310	170,310
	4,042,145	3,945,642
Less: accumulated depreciation	635,134	410,417
Total	$3,407,011	$3,535,225

Note 5—License

On December 17, 2007, the Company entered into an exclusive licensing agreement (“Agreement”) with a Canadian bottle water company to distribute, sell, advertise, promote, and market under private label, its products in the United States., with an original cost of $2.0 million. The Agreement was subsequently revised and replaced with a new Agreement on June 16, 2008 at a cost of $1.022 million. The Company’s president and CEO is the principal shareholder of the Canadian company. The license is being amortized over a five year period from June 16, 2008. At December 31, 2011 and 2010, the unamortized balance is as follows:

	December 31,
	2011	2010
License:
Cost of license	$1,022,000	$1,022,000
Accumulated amortization	732,434	528,033
License, net	$289,566	$493,967

Future amortization of license:
Year ended:
2012	$204,401
2013	85,165
	$289,566

Note 6—Stockholders’ Equity

On August 13, 2010, the Company issued 43,437,790 shares of common stock to its president and chief executive office for cash, which increased the shares outstanding to 69,042,929.

On August 13, 2010, the Company issued 181,562,210 shares of its common stock in settlement of loans and advances made to the Company by its president and chief executive officer, which increased the shares outstanding to 250,605,139.

F-28

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 6—Stockholders’ Equity (continued)

On September 2, 2010, the Company filed a Certificate of Amendment (“Amendment”) with the State of Nevada indicating that the Company had authorized a change in its par value from $.001 to $.0001 and an increase in the number of authorized shares to 350,000,000 from 200,000,000; total authorized capital was reduced to $35,000 from $200,000.

On December 13, 2010, the Company filed a Certificate of Amendment (“Amendment”) with the State of Nevada indicating that the Company had authorized a change in its par value from $.0001 to $.001 and an increase in the number of authorized shares to 600,000,000 from 350,000,000; total authorized capital was increased to $600,000 from $350,000.

On December 31, 2010 and May 23, 2011, the Company issued 1,547,500 shares of its $0.001 par value common stock, respectively, in settlement of a loan made to the Company by a third party investor, which increased the shares outstanding to 252,152,639.

On April 25, 2011, the Company issued 5,000,000 shares of its $0.001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 257,152,639.

On May 9, 2011, the Company issued 3.4 million shares of its $0.001 par value common stock to its employees as bonuses, which increased the shares outstanding to 260,552,639. We valued these shares at $0.05 per share.

On May 10, 2011, the Company issued 10.0 million shares of its $0.001 par value common stock to a third party investor for a cash payment of $143,575, which increased the shares outstanding 270,552,639.

On May 10, 2011, the Company issued 5,331,494 shares of its $0.001 par value common stock to its president and CEO in settlement of unpaid wages, which increased the shares outstanding to 275,884,133. We valued these shares at $0.01 per share.

On May 23, 2011, the Company issued 5,952,500 shares of its $0.001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 281,836,633.

On September 1, 2011, the Company issued 10,766,700 shares of its $0 .001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 292,603,333.

On December 5, 2011, the Company issued 300,000 shares of its $0.001 par value common stock for services rendered, which increase the shares outstanding to 292,903,333 We valued these shares at $0.01 per share.

Note 7—Income Taxes

At December 31, 2011, the Company had approximately $3.0 million of net operating losses (“NOL”) carry-forwards for federal and state income purposes. These losses are available for future years and expire through 2031. Utilization of these losses may be severely or completely limited if the Company undergoes an ownership change pursuant to Internal Revenue Code Section 382.

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consist of the following:

	December 31,	December 31,
	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$1,232,000	$898,000
Other temporary differences	–	–
Deferred tax assets	1,232,000	898,000
Less: Valuation allowance	(1,232,000)	(898,000)
Net deferred tax asset	$–	$–

Deferred tax liabilities:
Difference between book and tax basis of assets acquired in bargain asset purchase	$(883,185)	$(883,185)
Net deferred tax assets (liabilities)	$(883,185)	$(883,185)

F-29

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 7—Income Taxes (continued)

The Company has taken a full valuation allowance against the other timing differences and the deferred asset attributable to the NOL carry-forwards of approximately $1,232,000 and 898,000 at December 31, 2011 and 2010, respectively, due to the uncertainty of realizing the future tax benefits.

The Company did not pay any income taxes during the years ended December 31, 2011 and 2010.

Note 8—Line of Credit

During 2009, the Company obtained a line of credit with a commercial bank in the amount of $250,000. The line of credit is secured by the Company’s accounts receivable and inventory. At December 31, 2011 the Company owed $250,000 against the line of credit at an annual interest rate of 5.25%.

Note 9—Short-Term Debt

On April 3, 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc. (“Reynolds”), operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York (See Note 12). In connection with the acquisition of these assets, the Company assumed a $1.9 million mortgage that was due a commercial bank (“Bank”) against a building and land, included as part of the total assets acquired from Reynolds. On April 3, 2009, the Company entered into a Mortgage Consolidation, Modification and Extension Agreement with the Bank. The Company was required to make interest payments only through April 3, 2011, at which time the entire principal balance was due the Bank. Monthly interest is based on 90-day Libor at 4.625%. The $1.9 million mortgage is personally guaranteed by the Company’s chief executive officer. The balance due against this mortgage at December 31, 2011 was $1,840,000. The balance due the Bank on April 3, 2011 was not paid putting the Company in default under the terms of the original agreement. The Company entered into a Forbearance Agreement (“Agreement”) on May 31, 2011, and upon expiration of that Agreement, the Company entered into an extension to the Agreement on October 3, 2011, which extended the Agreement period until April 3, 2012. The Company is currently in negotiations with the Bank to further extend the Agreement.

Under the terms of the May 31, 2011 Agreement, the Company was required to make monthly principal payments of $15,000 plus all accrued and unpaid interest on the debt obligation. The Company was also assessed a forbearance fee of $19,000, and it was required to provide evidence acceptable to the commercial bank that the Company and Sullivan County had agree to a payment plan for real estate taxes that were in arrears as of the date of the Agreement. The interest rate based on 90-day Libor rate of 4.625% did not change as a result of the Forebearance Agreement. All loan documents and the Security Agreement remained in full force and effect in accordance with the original terms. Under the terms of the October 3, 2011 Agreement, the commercial bank waived the $15,000 monthly principal payments, but not the interest payments. An additional $19,000 forbearance fee was assessed. All other terms of the original note obligation and the May 3, 2011 Agreement remained in full force and effect. The interest rate based on 90-day Libor rate of 4.625% did not change as a result of this Forbearance Agreement.

On October 24, 2011, the Company purchased distiller equipment for $75,000. The sale contract provided for a deposit of $5,000, with an additional $5,000 on November 1, 2011 and the balance of $65,000 to be paid on or before November 16, 2011. As of December 31, 2011, the Company owed a total of $55,000, putting the Company in default under terms of the contract. The Company continues making payments and is working with the financing organization to resolve its default position.

F-30

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 9—Short-Term Debt (continued)

On May 31, 2011, the Company entered into a payment arrangement (“Agreement”) with the County of Sullivan for payment of past due property taxes. The Agreement provides for a down payment of approximately $30,000, which was equal to 15.0% of the eligible delinquent taxes, with the balance of $192,153 due in 24 monthly payments of principal and interest of $8,006. The $30,000 down payment was paid on May 31, 2011. As part of the Agreement, the County of Sullivan will obtain a Judgment of Foreclosure,; however, the County of Sullivan acknowledges that it will not take title of the property, unless and until the Company is in default and breached the terms within the Agreement, and further it will not take title sooner than two years from the date of the levy of the earliest outstanding lien. At December 31, 2011, the balance due against this Agreement was $124,597.

Note 10—Related Party

At December 31, 2011 and 2010, the Company owed a related party approximately $125,000 and $152,000, respectively, for ongoing operating and purchase transactions with the related party company.

At December 31, 2009, the Company owed its chief executive officer approximately $255,000 for advances made for working capital purposes. The loan payable to the officer was non-interest bearing and due on demand. On August 13, 2010, the Company issued 181,562,210 shares of common stock to the chief executive officer in full settlement of the debt obligation.

Note 11—Commitments and Contingencies

The Company is party to a forty year exclusive agreement (“Agreement”), with an original effective date of November 1, 1995, modified on April 25, 2000, to reduce certain minimum guarantee and compensation provisions of the Agreement. The Agreement provides that the Company shall draw not less than seven million (7,000,000) gallons or water from certain springs on an annual basis. During the remainder of the first twenty-five (25) years of the Agreement, the Company pays one cent ($0.01 per gallon for the first five million (5,000,000) gallons of water drawn and three-fourth of one cent ($0.0075) for all gallonage thereafter, but not less than $65,000 per year regardless of the actual gallonage drawn, payable in monthly installments of $5,416. In event that drought or other conditions reduce the capacity of the springs, so that the springs cannot meet the minimum guarantee, the minimum guarantee shall be reduced in accordance with an agreed to formula. For the last fifteen years of the agreement, which expires October 31, 2035, the Agreement provides that the Company shall pay one and one-quarter cents ($0.0125) per gallon for the first five million (5,000,000) gallons and for gallons thereafter the Company shall pay one cent ($0.01) per gallon, with an annual minimum of $82,500, payable in monthly installments of $6,875. The Company is responsible for all maintenance and repairs, utilities, and capital improvement costs incurred in connection with the water collection facility, which includes storage tanks, a pump building, piping, and other related equipment necessary for and related to the harvesting of water from the springs. The Agreement also provides that the owner of springs may sell water from the springs under certain conditions, provided, however, that the charge per gallon sold shall not be less than the price per gallon paid by the Company, with such proceeds divided equally between the Company and the owner. The Company has an option of first refusal in the event that the owner enters into an agreement for the sale of all or a portion of the real property, which includes the springs located on the real property. Upon execution of a valid binding contract between the owner and a third party, which contract shall be made subject to the terms of the option, the owner shall proved the Company a copy of the contract and it shall have thirty (30) days from date of delivery or mailing within which to exercise its option by delivering to the owner a check in the amount of the contract deposit, in which event the owner and the Company shall be bound by the contract sale.

The future minimum payments due under the terms of the Agreement are as follows:

Years Ending December 31,
2012	$65,000
2013	65,000
2014	65,000
2015	65,000
2016	65,000
Thereafter	1,356,667
$1,681,667

F-31

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 12—Acquisition

On April 3, 2009, the Company acquired substantially all of the assets of A.T. Reynolds & Sons, Inc. (other than assets related to its home/office delivery business), a New York spring water company, which was at the time a debtor in possession under Chapter 11 of the US Bankruptcy Code (“Seller”). The purchase price paid by the Company was $2.050 million, consisting of $150,000 in cash and the assumption of $1.9 million of indebtedness of the Seller. The Company assumed a $1.9 million mortgage and recorded a gain on bargain purchase of the assets in the amount of $1,324,778.

Note 13—Litigation

On April 20, 2009, Dowser, LLC (“Dowser”) commenced action against the Company and Boreal Water, Inc., as defendants in the United States District Court for the Southern District of New York, alleging breach of contract arising out of the Company’s purchase of certain assets in the Chapter 11 Bankruptcy Case in Re A.T. Reynolds & Sons, Inc. Case No. 08-37739 (cgm), pending in the United States Bankruptcy Court, Southern District of New York, Poughkeepsie Division (“Reynolds Bankruptcy”). As alleged in its complaint, Dowser seeks alleged “actual and consequential damages in the amount to be determined at trial, but believe to exceed $3.5 million plus interest.

On June 12, 2009, the Company submitted its answer in the Dowser Action, denying liability and asserting various affirmative defenses, including, among other things, failure to condition precedent and the Bankruptcy Court Orders regarding the sale of the assets to the Company. The Company intends to vigorously defend the Dowser Action, whether in the District Court, or in the Poughkeepsie Bankruptcy Court. Management believes the lawsuit is without merit; however, the outcome of any litigation is inherently uncertain, and if decided adversely to the Company, the Company may be subject to liability that could have a material adverse affect on the Company’s financial position, liquidity, and results of operations.

One of the attorneys with the firm that has been defending the Company has been identified as a potential witness in the Dowser action and the law firm has withdrawn as counsel for the Company, with the Company’s knowledge and consent. The Company engaged new counsel on March 15, 2011. Certain depositions were provided in the fall of 2011. The parties to this action are currently negotiating an out of court settlement and hopeful that this case can be resolved in 2012.

A “Summons with Notice” (but not a Complaint), naming BRWC, Mrs. Lavoie and Mr. Cortellazi, who was a Canadian citizen trying to buy controlling interest in the Company during 2011, as defendants, was filed on March 14, 2012 in the Sullivan County, New York Supreme Court (and later served on BRWC and Mrs. Lavoie) by counsel for plaintiffs (the proposed CEO and former Boreal employee, who were brought into the negotiations by Mr. Cortellazi, to assist him in his effort to buy controlling interest of the Company from Mrs. Lavoie). The index number of the court filing is 2012-676. The Company and Mrs. Lavoie have retained counsel. Assuming a Complaint is actually served and if the matter is not dismissed first for failure to file and serve a Complaint and/or for failure to move the case forward on a timely basis, BRWC and Mrs. Lavoie will vigorously defend themselves, as well as likely file counterclaims (and cross claims against Cortellazi) for fraud, breach of contract, interference with prospective advantage, the usurpation of BRWC’s corporate identity and more.

The Company may be defendant in various suits and claims that arise in the normal course of business. In the opinion of management, the ultimate disposition of these other suits and claims will have no material effect on the Company’s financial position, liquidity, or results of operations.

Note 14— Subsequent Events

Management has evaluated subsequent events through April 14, 2011, the date of which the financial statements were available to be issued.

F-32

Exhibit Index

Exhibit Number	Description

Exhibit 3.(i)*	Articles of Incorporation
Exhibit 3.(ii)*	By-Laws
Exhibit 10.(i)*	Licensing Agreement, Spring Water – Canada
Exhibit 10.(ii)*	Licensing Agreement, Spring Water – Catskill Mountains
Exhibit 10.(iii)*	Licensing Agreement, Saint-Elie and BRWC, June 26, 2009
Exhibit 10.(iv)*	Dowser LLC lawsuit settlement and Exclusive Master Bottling Rights
Exhibit 10.(v)*	Mortgage documents (Wells Fargo)
Exhibit 10.(vi)*	English translation of Exhibit 10.(i)
Exhibit 31.1	Certification of Principal Executive Officer and Principal Financial Officer pursuant to Sarbanes-Oxley Section 302
Exhibit 31.2	Certification of Principal Executive Officer pursuant to Sarbanes-Oxley Section 302
Exhibit 32.1	Certification of Principal Executive Officer and Principal Financial Officer pursuant to Sarbanes-Oxley Section 906
Exhibit 32.2	Certification of Principal Executive Officer pursuant to Sarbanes-Oxley Section 906

*    Previously filed